Exhibit 10.43

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

between

ADMIRX INC.

and

BRISTOL-MYERS SQUIBB COMPANY

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the date last signed by a party below (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 430 E. 29th Street, 14th Floor, New York, New York 10016 (“BMS”), and AdMIRx Inc., a Delaware corporation, with its principal offices at LabCentral, 700 Main Street, North, Cambridge, MA 02139 (“Company”). BMS and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BMS and its Affiliates Control (as defined below) certain intellectual property rights with respect to the Licensed Compounds (as defined below); and

WHEREAS, Company desires to obtain from BMS the licenses set forth herein, and BMS desires to grant such licenses to Company, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1    “Abbreviated Application” means (a) an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, (b) an abbreviated New Drug Application submitted to the FDA under Section 505(j) of the FD&C ACT (21 USC 355(j)), or (c) any analogous application to those applications set forth in clauses (a) or (b) submitted to a Regulatory Authority in the United States or in another country in the world.

1.2    “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.3    “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For the purposes of this Agreement, Company’s Affiliates shall not include [***], its affiliated funds and their respective portfolio companies.

1.4    “Antibody” means any antibody or antigen binding fragment thereof (including any bispecific or multispecific antibody, single chain antibody or domain antibody) and/or similar antigen binding protein, whether polyclonal, monoclonal, human, humanized, chimeric, murine, synthetic or from any other source.

1.5    “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws; provided, however that for purposes of the U.S., Approval means NDA Approval, for purposes of the EU, Approval means MAA Approval and for purposes of Japan, Approval means PMDA Approval.

1.6    “BMS Know-How” means Know-How that, as of the Effective Date, is Controlled by BMS or any of its Affiliates [***].

1.7    “BMS Patent Rights” means (a) the patents and patent applications listed in Appendix 1 or any Joint Patent Rights, (b) all divisionals, continuations, continuations-in-part thereof (excluding claims in continuations-in-part that necessarily rely on new matter invented by BMS after the Effective Date unless constituting any Joint Patent Right) or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a) and (b), (d) all foreign counterparts of any of the foregoing in (a) through (c), including any patent applications filed under the Patent Cooperation Treaty (“PCT Applications”), and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a) through (d). [***]

1.8    “BMS Platform Patent Rights” means (a) any claims in any patents or patent applications existing as of the Effective Date that are Controlled by BMS or any of its Affiliates and claim (1) the composition of matter or use of the [***] of the Licensed Compounds specifically, or (2) the composition of matter of any intermediate or starting material, or any process, reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by or on behalf of BMS or any of its Affiliates as of the Effective Date, (b) all divisionals, continuations, continuations-in-part thereof (excluding claims in continuations-in-part that necessarily rely on new matter invented by BMS after the Effective Date) or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a) and (b), (d) all foreign counterparts of any of the foregoing in (a) through(c), including any PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a) through (d). [***] For the sake of clarity, any Patent Right included in the definition of BMS Patent Rights is excluded from the definition of BMS Platform Patent Rights.

1.9    “Business Combination Transaction” means, with respect to a Party, the acquisition by such Party or any of its Affiliates, or merger or consolidation of such Party with, or the acquisition of a Party by, a Third Party or any business unit of a Third Party.

1.10    “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Law to close.

1.11    “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12    “Calendar Year” means each one-year period commencing on January 1 and ending on December 31.

1.13    “Change of Control” means with respect to any Party:

(a)    the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person” of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then Outstanding Common Stock of such Party or (ii) the combined voting power of the then Outstanding Voting Securities of such Party; provided, that for the purposes of this paragraph (a), the following acquisition of securities of such Party shall not constitute a Change of Control of such Party: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled (as defined in the definition of “Affiliate”) by such Party or (B) any acquisition by any corporation or other entity (including such Party) pursuant to a transaction which complies with clauses (i) and (ii) of paragraph (b) of this definition;

(b)    the consummation by a Party of any Business Combination Transaction, unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities of such Party immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the Outstanding Common Stock and the combined voting power of the Outstanding Voting Securities, as the case may be, of such Party or any other corporation or other entity resulting from such Business Combination Transaction (including such Party or a corporation or other entity which as a result of such transaction owns all the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities of such Party, as the case may be, and (ii) more than fifty percent (50%) of the members of the board of directors (or comparable governing body) of the corporation or other entity resulting from such Business Combination Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of such Party, providing for such Business Combination Transaction;

(c)    a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than (i) Affiliates of such Party, and (ii) the other Party or its Affiliates), in one or more related transactions, properties or assets representing all or substantially all of such Party’s business to which this Agreement relates at the time of such sale or transfer; or

(d)    the individuals who, as of the Effective Date, constitute the board of directors of such Party (the “Incumbent Board”) ceasing for any reason to constitute fifty percent (50%) or more of the board of directors of such Party; provided, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by such Party’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Specified Person other than the board of directors of such Party.

1.14    “Clinical Trial” means any human clinical study of a pharmaceutical product.

1.15    “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.16    “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals and regulatory activities pertaining to same, marketing, promoting, distributing, importing, exporting or selling a Licensed Product.

1.17    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts that a similarly situated company within the biopharmaceutical industry ([***]) would reasonably use to accomplish such objective, activity or decision, [***].

1.18    “Competitive Compound” means any Antibody that is not a Licensed Compound and that acts through, and is designed to [***] as a primary mechanism of action.

1.19    “Confidential Information” means all trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information (including all information and materials of a Party’s customers and any other Third Party and their consultants) that has been disclosed by a Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. “Confidential Information” of BMS shall include the BMS Know-How.

1.20    “Controlled” or “Controls”, when used in reference to intellectual property, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party or any Third Party, or to otherwise disclose proprietary or trade secret information to such other Party or to any Third Party, without breaching the terms of any agreement with any Third Party.

1.21    “Development” means non-clinical and clinical drug research and development activities , including for the development and submission of information to a Regulatory Authority, including chemistry, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, research and development manufacturing, delivery system development, quality assurance and quality control development, clinical studies (including pre- and post-Approval studies but specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals), statistical analysis, and post-marketing commitments/requirements. When used as a verb, “Develop” means to engage in Development.

1.22    “Development Plan” means, with respect to a Licensed Product, a plan prepared by Company for the [***] setting forth a summary of the key Development activities to be conducted for such Licensed Product in all Major Market Countries, including the indications expected to be targeted, a good faith estimate of reasonable timelines for completing key Development activities and filing of key regulatory submissions (including estimated timelines for commencement of each stage of clinical Development), and including, where known, the primary endpoints and any comparator or any agents used in combination with a Licensed Compound or Licensed Product for any such studies and any go-no-go decision criteria for any such studies. The initial Development Plan as of the Effective Date is attached hereto as Appendix 2. All Development Plans will be Confidential Information of the Company. A copy of the study protocol for a given study will be provided to BMS if available and if requested by BMS.

1.23    “Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property right or license grant from the pharmaceutical manufacturers, to distribute, offer for sale and sell (but not to market or promote except to the extent reasonably necessary to so distribute) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a Party or its Affiliates to research, Develop or manufacture any such Licensed Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Licensed Product in such country.

1.24    “Dollar” or “$” means the lawful currency of the United States.

1.25    “EMA” means the European Medicines Agency, or any successor agency thereto.

1.26    “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.27    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.28    “Field” means all fields, including the prevention, treatment, diagnosis, detection, monitoring or pre-disposition treatment or control of any disease, disorder or condition in humans or animals.

1.29    “First Commercial Sale” means, with respect to any Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country after Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.30    “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.31    “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.32    “Incoterms” means the year 2010 edition of the official International Chamber of Commerce’s rules for the interpretation of trade terms or any successor set of rules, guidelines or terms developed thereunder.

1.33    “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts, including as applicable clinical trial applications (CTAs), clinical trial exemptions (CTXs), and investigational medicinal product dossiers.

1.34    “Initiation” means, when used with respect to a Clinical Trial, the dosing of the first patient with the first dose in such Clinical Trial.

1.35    “Know-How” means tangible and intangible information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, know-how, trade secrets, data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods (including any applicable reference standards), manufacturing assay and related data, data and results relating to drug substance, drug product, starting materials, cell culture media, and radiolabeled compounds, know-how and trade secrets).

1.36    “Knowledge” means, with respect to a Party or its Affiliates, the actual knowledge of [***] based on such individuals’ good faith understanding of the facts and information in their possession or control without any duty to conduct any additional investigations with respect to such facts and information.

1.37    “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any Regulatory Authority that may be in effect from time to time.

1.38    “Licensed Compound” means the [***] and all modifications, derivatives, fragments or variants thereof. A description of [***] is set forth in Appendix 3.

1.39    “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms. For clarity, “other active ingredients” does not include any other active ingredients or molecules that are proprietary to, or controlled by, BMS and its Affiliates.

1.40    “MAA” means a marketing authorization application filed for Approval in [***], of the applicable Licensed Product.

1.41    “MAA Approval” means Approval by [***] of a MAA (including an Abbreviated Application) filed with [***] for the applicable Licensed Product under the centralized European procedure. If the centralized [***] filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in [***]; provided, that MAA Approval shall in any event be deemed achieved upon First Commercial Sale in any country in the [***].

1.42    “Major Market Countries” means the following countries: [***]. “Major Market Country” means any one of these countries.

1.43    “NDA” means a new drug application filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S., or, if the Licensed Compound is a biologic, a biologics license application (BLA) filed with the FDA required for marketing approval for the applicable Licensed Product in the U.S.

1.44    “NDA Approval” means the final approval of an NDA (including an Abbreviated Application) for a given indication by the FDA for the applicable Licensed Product in the U.S.; provided, that, for milestone payment purposes, NDA Approval shall in any event be deemed achieved upon First Commercial Sale in the U.S. for such indication.

1.45    “Net Sales” means, with respect to any Licensed Product, the amount billed in arm’s-length transactions by a Party, an Affiliate of such Party, or any permitted Sublicensee (or such Sublicensee’s Affiliates) (all of the foregoing persons and entities, for purposes of this definition and Sections 8.4, 8.6, and 8.7, shall be considered a “Related Party”) for sales of such Licensed Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):

[***]

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Licensed Products except as permitted pursuant to clauses [***] of the foregoing sentence; provided that, Licensed Products sold or transferred to Third Parties in connection with clinical and non-clinical research and trials, Licensed Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with applicable local laws and regulations in which a Related Party agrees to forego a normal profit margin for good faith business purposes shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor exceeding the cost of goods.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Licensed Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party (including any Distributor). To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Licensed Products, as determined by the Parties in good faith. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or copromotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Licensed Product, (ii) sales to a Third Party Distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Sublicensee, (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Licensed Product and (iv) if a Related Party receives in-kind consideration for the sale of the Licensed Product, then Net Sales shall be calculated as the fair market value of the Licensed Product, as determined by the Parties in good faith.

In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by [***].

Should Company, its Affiliates or Sublicensees enter into a Third Party agreement for the purchase of a Licensed Product that provides discounts or rebates on such Licensed Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or Controlled by Company, its Affiliates or Sublicensees, as the case may be, then the discount or rebate on such Licensed Product under such agreement shall be determined, for purposes of determining Net Sales under this Agreement for a given accounting period, based on the based on the lowest discount or rebate provided to any other product sold under such agreement.

1.46    “Outstanding Common Stock” means, with respect to a Person at any time, the then outstanding common stock of such Person.

1.47    “Outstanding Voting Securities” means, with respect to a Person at any time, the then outstanding voting securities of such Person entitled to vote generally in the election of directors of such Person.

1.48    “Patent Rights” means (a) patents and patent applications, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a)-(d).

1.49    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association or other entity.

1.50    “Phase 1 Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to provide a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients.

1.51    “Phase 2 Trial” means a Clinical Trial of a Licensed Product, including a separate Clinical Trial or the second part of a fused “Phase 1/2” Clinical Trial, on a sufficient number of subjects that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population.

1.52    “Phase 3 Trial” means a Clinical Trial of a Licensed Product, including a separate Clinical Trial or the second part of a fused “Phase 2/3” Clinical Trial, on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Approval of a Licensed Product.

1.53    “PMDA” means the Japanese Pharmaceutical and Medical Device Agency or its successor, or Ministry of Health, Labour and Welfare.

1.54    “PMDA Approval” means Approval by the PMDA of an MAA (including an Abbreviated Application) filed with the PMDA for the applicable Licensed Product in Japan.

1.55    “Regulatory Authority” means any Governmental Authority, including the FDA, PMDA or EMA, that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and/or Licensed Products.

1.56    “Regulatory/Marketing Exclusivity” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, any additional market protection, other than Patent Right protection, granted by a Regulatory Authority for such Licensed Product in such country or other jurisdiction which (a) confers an exclusive Commercialization period during which Company or its Affiliates or Sublicensees can exclusively market and sell such Licensed Product in such country or other jurisdiction through such regulatory exclusivity right, including rights conferred in the United States under the Biologics Price Competition and Innovation Act (BPCIA) (including pediatric exclusivity) and the Hatch Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the United States, or (b) limits or prohibits a Person from relying on pivotal safety or efficacy data generated by or on behalf of a Party or the Parties with respect to such Licensed Product in an Abbreviated Application for Approval.

1.57    “Sublicense Revenues” means all consideration paid or otherwise given by a Third Party Sublicensee to Company or any of its Affiliates with respect to the grant of a Sublicense, including any upfront payment, milestone payments, and collaboration fees, and premium on equity investments in Company (with the premium to be reasonably allocated to the value of the Licensed Compounds and Licensed Products as compared to any other compounds and products, if any, controlled by Company or any of its Affiliates), but excluding, for clarity, any amounts received by Company or any of its Affiliates: (a) as bona fide fair market value, reimbursement for research, development and/or commercialization activities performed plus a reasonable overhead, or paid for, by Company or any of its Affiliates after the grant of the Sublicense and only to the extent that they are documented and are reasonably detailed in a written report to BMS, (b) for reimbursement of Company’s (or its Affiliate’s) fully-burdened cost to manufacture and supply Licensed Compounds or Licensed Products plus a reasonable overhead, (c) in the form of bona fide loans made by the Sublicensee to Company or its Affiliates not forgiven by the Sublicensee to Company or its Affiliates, (d) payment or reimbursement of reasonable patent expenses actually incurred or paid by Company or its Affiliates and not otherwise reimbursed, (e) payments to Company or its Affiliates for purchase of equity in Company or its Affiliate at the fair market value for such equity and (f) any royalties, profit-sharing or other recurring payments based on Net Sales or other sales of Licensed Products for which a royalty is payable under this Agreement. For clarity, in the event that a Sublicense by Company includes both a grant of rights under any of the BMS Patent Right, BMS Platform Patent Rights or the BMS Know-How on the one hand, and any grant of rights to or sale of other patent rights or know-how controlled by Company (the “Other Sublicensed IP”), the Parties shall negotiate in good faith a reasonable adjustment to the applicable Sublicense Revenue (shared with BMS) that takes into account the relative value of the Other Sublicensed IP, provided that if they cannot agree on such adjustment, then the Parties will select an independent appraiser to determine such adjustment.

1.58    “Sublicense” means a grant of rights by Company to a Sublicensee under any of the rights licensed to Company by BMS under Section 2.1 with respect to the Development, manufacture, or Commercialization of any Licensed Product or Licensed Compound, and includes any reverse co-promotion agreements. For clarity, a Distributor is not considered a Sublicensee.

1.59    “Sublicense Agreement” means a written, definitive agreement for a Sublicense.

1.60    “Sublicensee” means any Third Party or Affiliate of the Company to whom rights are granted under any of the rights licensed to Company by BMS under Section 2.1 with respect to any Licensed Product or Licensed Compound, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between Company (or an Affiliate of Company) and a Third Party, that constitutes a Sublicense.

1.61    “Target” means interleukin-7 receptor (IL-7R).

1.62    “Territory” means worldwide.

1.63    “Third Party” means any Person other than Company, BMS, and their respective Affiliates.

1.64    “United States” or “U.S.” means the United States of America including Puerto Rico and any U.S. territories and possessions.

1.65    “Valid Claim” means a claim of (i) an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been finally abandoned, finally rejected or expired; provided, however, that if a claim of a pending patent application shall not have issued within [***] (or in [***] or [***], [***]) after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Section
Additional Third Party Licenses	8.4.4
Agreement	Preamble
BMS	Preamble
BMS Reversion Products	13.4.1
CHO Cell Line License	9.2.2
Company	Preamble
Company Improvements Patent Rights	2.4
Effective Date	Preamble
Force Majeure	15.3
Incumbent Board	1.13(d)
Indemnification Claim	12.3
Indemnitee	12.3
Indemnitor	12.3
Indication	8.2.1(iv)
Inventory Disposal Period	13.4.6
Investors’ Rights Agreement	8.1.2
Joint Invention	10.1
Joint IP	10.1
Joint Patent Rights	10.1
Know-How Transfer Period	3.1
Losses and Claims	12.1
Party or Parties	Preamble
PCT Application	1.7
Related Party	1.45
ROFN	5.7.1
Royalty Term	8.4.2
Series A Purchase Agreement	8.1.2
[***]	9.2.2

Specified Person	1.13
Surviving Sublicensee	2.2.1(g)
TA Period	3.2
Title 11	13.9
Transferred Materials	4.1
Triggering Event	5.6.2
Voting Agreement	8.1.2

ARTICLE 2

LICENSE GRANT

2.1    BMS Patent Rights, BMS Platform Patent Rights and BMS Know-How.

2.1.1    Subject to all the terms and conditions set forth in this Agreement, BMS hereby grants to Company a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to grant Sublicenses through multiple tiers in accordance with Section 2.2, under the BMS Patent Rights and BMS Know-How solely to the extent necessary to research, discover, Develop, Commercialize, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory.

2.1.2    Subject to all the terms and conditions set forth in this Agreement, BMS hereby grants to Company a non-transferable (except in accordance with Section 15.4), non-exclusive license, with the right to grant Sublicenses through multiple tiers in accordance with Section 2.2, under the BMS Platform Patent Rights solely to the extent necessary to research, discover, Develop, Commercialize, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory.

2.1.3    For clarification, nothing in this Section 2.1 or this Agreement shall be interpreted as a grant of rights to make, have made, sell, use, co-formulate or use in combination a Licensed Compound with any molecule (i) that is not a Licensed Compound and is proprietary to BMS or any of its Affiliates or would require a license from BMS with respect to the composition, method of use or manufacture of such other molecule, or (ii) that is or could be subject to a governmental grant providing marketing exclusivity with respect to such compound or such product (such as data exclusivity under the FDA’s Orange Book or under national implementations of Article 10.1 of Directive 2001/EC/83), including but not limited to, in each case (i) and (ii), any such compound or such product that is being developed or sold (as of the Effective Date or in the future) by BMS or its Affiliates or by contractors or collaborators with or on behalf of BMS or its Affiliates.

2.2    Sublicenses. Company shall have the right to grant Sublicenses through multiple tiers with respect to the rights licensed to Company under Section 2.1: (x) to an Affiliate without the prior written consent of BMS and (y) to a Third Party subject to BMS’ prior written consent (not to be unreasonably withheld, delayed or conditioned), provided that, in each case (x) and (y), such Sublicenses are granted solely in accordance with this Section 2.2:

2.2.1    Company shall have the right to enter into a Sublicense Agreement with a Third Party, provided that:

(a)    such Sublicense Agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and, shall not limit Company’s ability to fully perform all of its obligations under this Agreement or BMS’ rights under this Agreement;

(b)    in such Sublicense Agreement, the Sublicensee shall agree in writing to be bound to Company by terms and conditions that allow Company to fully perform the corresponding terms and conditions of this Agreement;

(c)    promptly after the execution of such Sublicense Agreement, Company shall provide a copy of such Sublicense Agreement to BMS subject to reasonable redactions to the extent not necessary to confirm Company compliance with this Agreement;

(d)    Company shall remain primarily responsible for all payments due and the making of reports under this Agreement by its Sublicensees and for compliance by its Sublicensees with all applicable terms of this Agreement (including, without limitation, its payment obligations under Sections 11.1 and Articles 8 and 10 hereof), and shall use Commercially Reasonable Efforts to monitor such Sublicensees’ compliance with the terms of such Sublicense. Company shall remain jointly and severally liable with each of its Sublicensees (whether or not such Sublicensee is an Affiliate of Company) for any failure by such Sublicensee to comply with the terms and conditions of this Agreement;

(e)    the Sublicensee shall assume and agree in writing to be bound by and comply with the terms and conditions of this Agreement in the same manner as Company, including, without limiting the generality of the foregoing, any such Sublicensee shall agree in writing (i) to maintain insurance coverage at no less than the levels set forth in Section 12.4, (ii) to keep books and records substantially in accordance with Section 8.7, including permitting audit and inspection rights in accordance with Sections 8.7.3 and 8.7.4, (iii) the right of termination provided in Section 13.2.4, and (iv) to grant to BMS rights consistent with Section 2.4;

(f)    such Sublicensee shall not have the right to grant further Sublicenses with respect to the Development or Commercialization of Licensed Products, except in accordance with and subject to all of the terms and conditions of this Section 2.2 and all of the other terms and conditions of this Agreement;

(g)    any Sublicense rights granted by Company in a Sublicense Agreement (to the extent such Sublicense rights are granted to Company in this Agreement) shall terminate effective upon the termination under Article 13 of the license from BMS to Company with respect to such sublicensed rights, provided that such Sublicense rights shall not terminate if, as of the effective date of such termination under Article 13, the

Sublicensee is not in material breach of its obligations to Company under its Sublicense Agreement, the Sublicensee was previously granted an exclusive Sublicense to Develop and Commercialize the Licensed Products or Licensed Compounds, and within [***] of such termination the Sublicensee agrees in writing to be bound directly to BMS under a license agreement substantially similar to this Agreement with respect to the rights Sublicensed hereunder, substituting such Sublicensee (a “Surviving Sublicensee”) for Company, and provided further that (A) such license agreement shall not prejudice any remedy either Party may have against the other in connection with such termination of this Agreement (in whole or in part); (B) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to licensed activities, Licensed Products and territory) shall be less than or equal to the scope of the rights that had been sublicensed by Company to the Surviving Sublicensee pursuant to the Sublicense Agreement; (C) Company shall no longer be obligated under this Agreement to pay amounts set forth in this Agreement, to the extent such amounts are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination; (D) such license agreement shall obligate the Surviving Sublicensee to pay directly to BMS amounts corresponding to those set forth in Article 8 which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination; (E) the Sublicensee cures any payment default of the Company to BMS as of the effective date of termination; and (F) such license agreement shall not modify the rights and obligations of the Parties following any termination of this Agreement in whole or in part; and

(h)    the provisions of this Section 2.2 shall also apply in the event of any subsequent amendment or modification of any such Sublicense Agreement.

2.2.2    For clarity, where provisions of this Agreement provide that Company shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Company’s behalf by an Affiliate of Company or by a permitted Sublicensee or contractor of Company.

2.2.3    It shall be a material breach of this Agreement for Company to enter into any Sublicense hereunder not in compliance with this Section 2.2. Company or its Affiliates or Sublicensees may (i) engage a Third Party, including a contractor or contract research organization, to perform research or Development activities with respect to Licensed Compounds and/or Licensed Products on behalf of Company or its Affiliates or Sublicensees, (ii) engage a Third Party, including a contractor or contract manufacturing organization, to perform manufacturing activities with respect to Licensed Compounds and/or Licensed Products on behalf of Company or its Affiliates or Sublicensees, and (iii) engage a contract sales organization to perform promotional (but not sales) activities with respect to Licensed Compounds and/or Licensed Products on behalf of Company or its Affiliates or Sublicensees and such activities shall not be deemed a Sublicense if only the right to perform limited and specific research or Development activities hereunder or such manufacturing or promotional activities with respect to Licensed Compounds and/or Licensed Products on behalf of Company or its Affiliates or Sublicensees in furtherance of its obligations is granted under the BMS Patent Rights, BMS Platform Patent Rights or the

BMS Know-How (or any other rights granted to Company under this Agreement); provided, that (a) none of the rights of BMS hereunder are diminished or otherwise adversely affected as a result of such engagement, (b) any such Third Party shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of BMS’ Confidential Information that are no less restrictive than the obligations in this Agreement; and (c) Company shall at all times be responsible for the performance of such Third Party. Company or its Affiliates or Sublicensees (as applicable) shall use Commercially Reasonable Efforts to secure an agreement from such Third Party to assign or license (with the right to sublicense) to Company inventions to the extent relating to the Licensed Compounds and/or Licensed Products (and Patent Rights covering such inventions) made by such Third Party in performing such services for Company.

2.3    No Trademark License. No right or license, express or implied, is granted to Company to use any trademark, trade name, trade dress, domain name, logos, slogans, or service mark owned or Controlled by BMS or any of its Affiliates. Company, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Licensed Products and its activities conducted pursuant to this Agreement, if any, and shall own and Control such trademarks.

2.4    License to BMS. Company hereby grants to BMS an irrevocable, perpetual, fully paid-up, royalty-free, sublicensable non-exclusive license under the Company Improvements Patent Rights. Such license shall survive the expiry or termination of this Agreement for any reason. “Company Improvements Patent Rights” means Patent Rights Controlled by Company claiming inventions by or on behalf of Company and its Affiliates and Sublicensees that are (a) improvements to the BMS Platform Patent Rights and (b) conceived or created by or on behalf of Company or its Affiliates or Sublicensees in furtherance of the Development or Commercialization of Licensed Compounds or Licensed Products pursuant to this Agreement. Company shall use Commercially Reasonable Efforts to secure an agreement from its Third Party contractors to assign or license (with the right to sublicense) to Company any improvements to any inventions claimed in the BMS Platform Patent Rights (and Patent Rights claiming such inventions) made by such Third Party in performing such services for Company in furtherance of the Development or Commercialization of Licensed Compounds or Licensed Products pursuant to this Agreement.

2.5    No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.6    Retained Rights. All rights not expressly granted by a Party hereunder are reserved by such Party and may be used by such Party for any purpose. Without limiting the foregoing, BMS retains all rights to use and for its Affiliates to use the Licensed Compounds, the BMS Know-How, the BMS Patent Rights and the BMS Platform Patent Rights for any internal preclinical research purposes in the Field, to research, develop and commercialize any molecules other than the Licensed Compounds and Licensed Product, and for the manufacture of any compound that is not a Licensed Compound. Nothing in this Agreement shall prevent BMS and its Affiliates from using for any purpose any BMS Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and is not covered by a Valid Claim of a BMS Patent Right licensed to Company hereunder.

ARTICLE 3

TRANSFER OF KNOW-HOW, TECHNICAL ASSISTANCE

3.1    Documentation.

3.1.1    During the [***] period following the Effective Date (the “Know-How Transfer Period”) BMS shall provide Company with electronic (or tangible embodiments, if electronic is not available) of the Know-How listed on Appendix 5 (including upon request of Company within such [***] period, copies of originals of laboratory notebooks or pages thereof) and, where required by Company to fulfill its duties under applicable Law, copies of manufacturing run records required to be maintained by BMS under applicable Law; provided that, with respect to BMS Know-How contained in laboratory notebooks, BMS shall only be required to provide Company with copies of those laboratory notebook pages (electronic copies, if they exist) that can be readily located without unreasonable search and that contain BMS Know-How relating to Licensed Compounds. Such documentation is Confidential Information of BMS and shall not be used by Company for any purpose other than for the discovery, research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) of Licensed Compounds and/or Licensed Products in accordance with this Agreement. Company shall assume full responsibility and liability to BMS for any unauthorized use or disclosure of such Confidential Information. BMS shall be responsible for the cost of providing one (1) set of copies (electronic, where they exist) only. BMS shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Company. Any and all materials and other BMS Know-How delivered to Company pursuant to this Section 3.1 are and shall remain the sole property of BMS.

Without limiting the foregoing, if, within [***] after the Effective Date, Company reasonably determines that there is additional, specific BMS Know-How Controlled by BMS and its Affiliates that existed as of the Effective Date that is reasonably necessary for the continued Development or manufacture (but only those manufacturing and formulation processes, techniques and trade secrets used by BMS for making such Licensed Compounds as of the Effective Date) of any Licensed Compound or Licensed Product that has not been provided during the Know-How Transfer Period, then Company may request within such [***] period that BMS transfer to Company such additional BMS Know-How and BMS will endeavor to locate and provide same, provided that BMS shall not be required to conduct an unreasonable search for any such additional BMS Know-How.

3.1.2    Notwithstanding Section 3.1.1 or 3.2, nothing herein shall require BMS to transfer, disclose or provide to Company (i) any reagents, assays or other tangible biological or chemical materials that are not listed on Appendix 4, and (ii) any general information or know-how that should reasonably be known to a pharmaceutical company engaged in the research, development, manufacture or commercialization of Antibodies.

3.2    Technical Assistance. During the [***] period following the Effective Date (the “TA Period”), BMS shall reasonably cooperate with Company to assist Company with understanding and using the BMS Know-How provided to Company under Section 3.1. Such cooperation shall include, without limitation, providing Company with reasonable access by teleconference or in-person at BMS’ facilities (subject to BMS’ customary rules and restrictions with respect to site visits by non-BMS personnel) to BMS personnel who are appropriately qualified and experienced for such purpose, directly involved in the research and Development of Licensed Compounds and Licensed Products. In no event shall BMS be obligated to provide Company with more than (x) [***] of technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent the Know-How does not relate to manufacturing Know-How, and (y) [***] technical assistance and consultation in connection with the BMS Know-How transferred under Section 3.1 to the extent it relates to manufacturing Know-How; provided that upon Company’s request and at BMS’s sole discretion, BMS may provide additional technical assistance beyond the foregoing [***], at a mutually agreed commercially reasonable [***] rate, up to an additional [***]. Further: (i) such access shall be requested and coordinated through a single contact person to be designated by BMS, (ii) BMS makes no warranty, express or implied, that Company shall be able to successfully implement and use the BMS Know-How, and (iii) BMS shall not be in default hereunder for any inadvertent failure to disclose all pertinent information related to the BMS Know-How, provided that such information shall be supplied to Company promptly upon discovery of such failure to disclose or upon request of Company identifying with reasonable specificity the nature of the information to be disclosed. Company shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.

3.3    IND. As between the Parties, Company shall be solely responsible at its expense to prepare and file an IND for the Licensed Compound.

3.4    Media. Promptly following the Effective Date and during the term of this Agreement, BMS will authorize [***] (and during the term of this Agreement shall maintain such authorization) to manufacture for Company and its Affiliates and Sublicensees the cell culture media as used by BMS with respect to the Licensed Compounds as of the Effective Date. Company and its Affiliates and Sublicensees shall use such cell culture media solely for the Development and Commercialization of the Licensed Compounds and Licensed Products. Company shall not, and shall procure that its Affiliates, Sublicensees and Third Party contractors do not, reverse engineer or otherwise intentionally attempt to discern the structure, identity and/or components of such cell media. For clarity, such cell culture media is considered BMS Know-How, the use of which by Company and its Affiliates and Sublicensees is subject to the terms and conditions of this Agreement. Notwithstanding Section 3.1.1 or 3.2, BMS shall not be required to transfer, disclose or provide to Company any further BMS Know-How with respect to such cell media except as specifically set forth in this Section 3.4. Company shall at all times be responsible for compliance by its Affiliates, Sublicensees, and Third Parties with the terms of this Section 3.4.

ARTICLE 4

TRANSFER OF MATERIALS

4.1    Materials. Within [***] after the Effective Date (except as otherwise set forth in Appendix 4), BMS shall deliver those licensed products and other materials identified in Appendix 4 ExWorks (as defined in INCOTERMS 2010) at the delivery location (at BMS sites located [***]) to a third party logistics provider, selected by Company and approved by BMS, such approval not to be unreasonable withheld, for each such material in the quantities set forth in Appendix 4 (any such materials that are actually transferred, the “Transferred Materials”). These Transferred Materials are provided free of charge to the Company. Title and risk of loss shall be transferred to and borne by Company upon the earlier to occur of (i) delivery of the Transferred Materials by BMS at such delivery locations [***] onto the carrier designated by Company or (ii) receipt by BMS of an agreement signed by Company and [***] to the effect that title and risk of loss of material located at [***] (see Appendix 4) has been accepted by Company and that the material will remain at the same location (or be transferred pursuant to an agreement between Company and [***]), and that Company shall be responsible for any direct or indirect taxes levied upon the transfer, including customs duties and import VAT if applicable. The Company will furnish to BMS an applicable, properly completed tax exempt certificate for each relevant jurisdiction for Transferred Materials provided for the benefit of research and development, in which case the expectation is that the Company will not be invoiced for sales and use taxes as such taxes are not applicable. Other than the Transferred Materials, BMS shall have no obligation to provide Company with any compounds or other materials, such as assays or biomaterials, under this Agreement. The Transferred Materials are provided “AS IS” and BMS makes no representations or warranties, express or implied, as to the Transferred Materials, including any warranty as to merchantability or fitness for a particular use or purpose. Any requalification required for Transferred Materials will be at Company’s expense and responsibility. Company agrees that: (a) Company shall be fully responsible for its and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling and disposition of the Transferred Materials, (b) under no circumstances shall BMS be liable or responsible for Company’s or its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of the Transferred Materials, and (c) Company assumes sole responsibility for any claims, liabilities, damages and losses that might arise as a result of Company’s and its Affiliates’, Sublicensees’ and contractors’ use, storage, handling or disposition of any Transferred Material. Company shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind, arising out of or relating to Company’s, or any of its Affiliates’, Sublicensees’ or contractors’ use, storage, handling or disposition of any Transferred Material. Transferred Materials may only be provided by Company to Affiliates of Company, Sublicensees and contractors of Company.

ARTICLE 5

DEVELOPMENT

5.1    Development. Company shall itself or through its Affiliates or Sublicensees use Commercially Reasonable Efforts to Develop one or more Licensed Products, including by (i) setting forth in the Development Plan a program of Development activities and reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for any such Licensed Compounds and Licensed Products, and (ii) assigning appropriately qualified and experienced personnel to perform and monitor the progress of, or overseeing Third Parties who perform, such Development activities on an on-going basis. The initial Development Plan as of the Effective Date is attached hereto as Appendix 2. During the term of this Agreement, Company shall (a) promptly provide BMS no later than [***] of each Calendar Year with a copy of the revised Development Plan for each Licensed Compound and Licensed Product for such Calendar Year and the next two Calendar Years and (b) promptly notify BMS as if, as a result of interactions with Regulatory Authorities in relation to the Licensed Product, Company reasonably determines that the estimated timelines for Development and Commercialization for Licensed Products set forth in the Development Plan are likely to be materially delayed, and shall promptly thereafter update the Development Plan to reflect such revised estimated timelines. Company shall promptly notify BMS of any material change in any study included in the Development Plan last provided to BMS of which it becomes aware and the reasons therefor.

5.2    Development Reports. Company shall provide BMS with written Development reports on or before [***] of each Calendar Year during the term of Development activities summarizing (but without disclosing specific data or results) such activities in sufficient detail to enable BMS to determine Company’s compliance with its diligence obligations in Section 5.1. Such reports shall include without limitation (a) the research and other Development activities accomplished by Company under the existing Development Plan through the end of the immediately preceding Calendar Year with respect to Licensed Compounds and Licensed Products, (b) updates on Company’s progress against the existing Development Plan, and (c) any revisions proposed to be made to any Development Plan for the then current Calendar Year; provided, however, that the first such report shall be due no later than [***]. If any such Development obligations have been sublicensed to a Sublicensee, Company shall require the Sublicensee to provide to BMS the same information as required of Company hereunder with respect to the progress of the development of Licensed Compounds and Licensed Products by such Sublicensee. If requested by BMS, Company (and, if applicable, Sublicensee) personnel who prepared the report will meet with BMS (which may be by teleconference) to discuss any reasonable questions or comments that BMS might have on the report and Company’s development activities.

5.3    Records. Company shall maintain complete and accurate records of all work conducted in furtherance of the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products and all results, data and developments made in furtherance thereof to the extent required under applicable Laws. Such records shall properly reflect all work done and results achieved in sufficient detail and in good scientific manner to the extent required under applicable Laws.

5.4    Development Responsibilities and Costs. As between the Parties, Company shall have sole responsibility for, and shall bear the cost of conducting, research and Development with respect to the Licensed Compounds and/or Licensed Products. Company shall research and Develop the Licensed Compounds and/or Licensed Products in compliance with all applicable Laws, including all legal and regulatory requirements pertaining to the design and conduct of Clinical Trials.

5.5    Regulatory Responsibilities and Costs. As between the Parties, Company shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and/or Licensed Products. Except as set forth in Article 13, as between the Parties, Company shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Company.

5.6    Competitive Compound.

5.6.1

(a)    During the period that ends on the earlier of the date that (x) royalties are owed under this Agreement or (y) that is ten (10) years after the Effective Date, neither Company nor its Affiliates (or any Sublicensee of Company or any Affiliate of such Sublicensee) shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the clinical Development or Commercialization of a Competitive Compound.

(b)    During the period that ends on the [***] anniversary of the Effective Date, neither BMS or any of its Affiliates shall commence any internal discovery or development program with the intent of identifying or developing a Competitive Compound (but, for clarity, BMS may in-license or otherwise acquire a Competitive Compound).

(c)    During the period ending on the [***] anniversary of the Effective Date, neither BMS nor its Affiliates will out-license (or otherwise authorize any others to initiate or continue) the BMS Know-How for the purpose of clinically developing or commercializing a Competitive Compound.

5.6.2    Notwithstanding Section 5.6.1, if a Party or any of its Affiliates, either through its own development efforts or by acquisition, or obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.6.1 (any such event, a “Triggering Event”), then such Party shall promptly notify the other Party in writing and elect (as applicable) one of the following actions within [***] after such Triggering Event:

(a)    (A) with respect to Company, terminate this Agreement pursuant to Section 13.3 with the resulting consequences, or (B) with respect to either Party, cease development or commercialization of, or divest itself of such Competitive Compound and notify the other Party in writing of such divestiture, which divestiture may occur by an outright sale to a Third Party of all of such Party’s and its Affiliate’s rights to such

Competitive Compound or by an outlicense arrangement under which such Party has no continuing active involvement in the development or commercialization of such Competitive Compound (for clarity, efforts in connection with (i) the receipt and audit of payments in respect of the Competitive Compound, (ii) the maintenance, defense and enforcement of any applicable licensed patents, and (iii) the receipt of information to ensure compliance with the applicable agreement (including efforts to enforce or terminate same, or seek damages, for breach) shall not constitute continuing active involvement) provided that such cessation or divestiture occurs within [***] after the applicable Triggering Event; provided, that such Party or its Affiliate shall (x) have an additional [***] to effect such divestiture in the event that such Party or its Affiliate can demonstrate it has used commercially reasonable efforts, but has been unable, to effect such divestiture during such [***] period; provided further that, (1) for purposes of this clause (B)(x) with respect to Company only, Company or its Affiliate shall be entitled to terminate this Agreement pursuant to Section 13.3 with the resulting consequences with the resulting consequences if Company or its Affiliate is unable to divest such Competitive Compound within the time period contemplated herein, and (y) have such additional time as may be necessary to cease any on-going clinical trials in a commercially reasonable manner in accordance with applicable Laws; or

(b)    with respect to Company, negotiate terms under which the Competitive Compound would be included as a Licensed Product within this Agreement. If the Parties can agree and execute a binding agreement, within [***] after notice from Company electing this option, on the terms (including compensation to BMS) for including the Competitive Compound as a Licensed Product or Licensed Compound within this Agreement and Company’s Commercially Reasonable Efforts obligations under Sections 5.1 and 6.1, then Company shall not be deemed in breach of Section 5.6.1; provided, that BMS shall not be under any obligation, express or implied to negotiate or enter into any such agreement. If the Parties are unable to reach written agreement during the applicable time period, then, this Agreement shall be deemed terminated pursuant to Section 13.3.2 hereof.

5.7    Right of First Negotiation.

5.7.1    If at any time prior to [***] for the first Licensed Compound or Licensed Product for which [***] is available in accordance with Section 5.7.2, Company determines that it wishes to Sublicense to a Third Party the right to commercialize any of the Licensed Compounds or the Licensed Products, Company will promptly notify BMS in writing of same and the territory as to which the sublicense will cover, and BMS will have the right to elect to exercise a right of first negotiation (“ROFN”) to regain the rights under the BMS Patent Rights, BMS Platform Patent Rights, and BMS Know-How as it relates to such Licensed Compounds or Licensed Products (either through a sublicense back to BMS or a buy-out of Company’s rights) for such territory, for a period of [***] thereafter. If the Parties, after using good faith efforts, are unable to execute a definitive agreement with respect to such transaction within such period, or BMS does not elect to exercise the ROFN, Company will have the right, subject to Section 5.7.2, to enter into discussions with and execute any sublicense or other transaction with respect to such Licensed Compounds or Licensed Products in such territory on financial terms in the aggregate not better than those last offered to BMS by Company provided BMS exercised the ROFN (and further provided that Company may re-start this ROFN process at its election).

5.7.2    Upon delivery of the [***] for the first Licensed Compound or Licensed Product for which [***] is available, unless already sublicensed or otherwise transacted upon as provided pursuant to Section 5.7.1, Company will provide written notice thereof to BMS, including a summary of all data generated by Company as of such time, including any filings with FDA, with respect to such Licensed Compound or Licensed Product. Upon receipt of such notice, BMS will have the right to elect to exercise a ROFN to regain the rights under the BMS Patent Rights, BMS Platform Patent Rights, and BMS Know-How as it relates to such Licensed Compound or Licensed Product (either through a sublicense back to BMS or a buy-out of Company’s rights), for a period of [***] of the receipt of the notice. If the Parties, after using good faith efforts, are unable to execute a definitive agreement with respect to such transaction within such period, or BMS does not elect to exercise the ROFN, Company will have the right to enter into discussions with and execute any sublicense or other transaction with respect to such Licensed Compound or Licensed Product in the Territory on financial terms in the aggregate not better than those last offered to BMS by Company provided BMS exercised the ROFN (and further provided that Company may re-start this ROFN process at its election).

5.7.3    The rights granted to BMS under Sections 5.7.1 and 5.7.2 shall terminate in their entirety upon any Change of Control of Company, where the Third Party engaging with Company in such Change of Control transaction (or its Affiliate) has a market capitalization of [***] or more as of the last day of the Calendar Quarter ended prior to the consummation of such Change of Control and such Third Party (or its Affiliate or other entity resulting from such Change of Control transaction) intends to develop and commercialize after the consummation of the Change of Control transaction one or more Licensed Products on its own behalf.

5.7.4    For clarity, (a) nothing shall prevent Company or any of its Affiliates from negotiating or executing any confidentiality agreement or participating in general discussions with any existing or potential Sublicensees or collaborators (including existing or potential co-marketing and co-promotion contractors) or acquirers or merger candidates, and (b) Company shall have no obligation to provide BMS with (i) the identity of any Third Party or (ii) any terms of any transaction negotiated with a Third Party (except in connection with the performance of this Section 5.7).

ARTICLE 6

COMMERCIALIZATION

6.1    Company Obligations. Company shall use Commercially Reasonable Efforts to (i) obtain Approvals in each Major Market Country for [***], (ii) effect the First Commercial Sale of each Licensed Product for which such Approvals are obtained into each Major Market Country as soon as reasonably practicable after receipt of such Approvals and (iii) Commercialize each such Licensed Product in each such Major Market Country following such First Commercial Sale therein with the goal of maximizing the Net Sales of such Licensed Product in such Major Market Country.

6.2    Continued Availability. Following the First Commercial Sale of a Licensed Product in a country in the Territory and until the expiration or termination of this Agreement, Company shall be responsible for manufacturing (or having manufactured) at its sole expense and using Commercially Reasonable Efforts to maintain supplies of such Licensed Product sufficient to satisfy Company’s expected Commercialization efforts in such country.

6.3    Reports. Following the First Commercial Sale of a Licensed Product in a country in the Territory, Company shall provide BMS with a written report within [***] of the filing of the Company Annual Report with the U.S. Securities and Exchange Commission (or if no such report is filed, then by [***] of a calendar year), summarizing [***]. If requested by BMS, Company personnel who prepared the report will meet with BMS, which may be by teleconference, to discuss and answer any questions or comments that BMS might have on the report and Company’s commercialization activities.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1    Manufacture and Supply. As between the Parties, Company shall be solely responsible at its expense for all of its requirements for making or having made all of its requirements of the Licensed Compounds and/or Licensed Products, except for Transferred Materials.

ARTICLE 8

FINANCIAL TERMS

In partial consideration of the rights granted by BMS to Company pursuant to this Agreement, Company shall make the payments provided for in this Article 8.

8.1    Initial Payment.

8.1.1    Within twenty (20) days after the Effective Date, Company shall pay to BMS a nonrefundable, noncreditable payment of Eight Million Dollars ($8,000,000) in cash by electronic funds transfer into an account designated in writing by BMS.

8.1.2    Within twenty (20) days after the Effective Date, Company shall issue to BMS Series A preferred stock of Company equal to [***] of Company’s capital stock on a fully-diluted basis at the time of issuance (as calculated based on Company’s capitalization table attached hereto as Appendix 6), and, notwithstanding anything in (a) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware on July 26, 2018, as amended (the “Series A Purchase Agreement”), (b) the Series A/A1 Preferred Stock Purchase Agreement, dated as of July 28, 2018, as amended, by and among the Company and the Purchasers party thereto, (c) the Investors’ Rights Agreement, dated as of July 26, 2018, as may be amended, by and among the Company and the Investors party thereto (the “Investors’ Rights Agreement”), (d) the Voting Agreement, dated as of July 26, 2018, as may be amended, by and among the Company, the Investors and the Key Holders party thereto (the “Voting Agreement”), and (e) the Right of First Refusal and Co-Sale Agreement, dated as of July 26, 2018, as may be amended, by and among the Company, the Investors and the Key Holders party thereto, concurrent with any subsequent issuances of equity by Company, BMS shall be entitled to receive without any additional consideration that number of additional shares of Company preferred stock as is required for BMS to maintain its [***] equity ownership in Company (on a fully-diluted basis); provided that this anti-dilution right shall apply only until the date by which Company shall have raised [***] in proceeds from equity financings in the aggregate; provided further that with respect to equity financings prior to an initial public offering of the Company in excess of such [***], BMS shall have the right (but not the obligation) to participate, in its sole discretion, in any such financings on the same terms and conditions (including price) as the other investors in order to maintain its [***] ownership interest in Company (on a fully diluted basis), as set forth in that certain Investor Rights Agreement to which BMS will become a party. The shares of preferred stock issued by Company to BMS will have the same rights and privileges, and be subject to the same terms and conditions (e.g., voting rights, registration rights, rights of co-sale, etc.), as the preferred stock issued in connection with Company’s Series A financing, achieved by BMS executing a joinder to the applicable agreements substantially in the form attached hereto as Appendix 7.

8.2    Milestone Payments.

8.2.1    Development Milestones. Company shall pay to BMS the following milestone payments set forth in the table below within [***] after the first achievement of the specified milestone event by Company, its Affiliates, and Sublicensees for the first Licensed Product to achieve such milestone event. Company shall provide written notice to BMS within [***] after the first achievement of the specified milestone event by Company, Affiliates, and Sublicensees. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments:

Milestone Event	1st Indication	2nd Indication	3rd Indication
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Total	[***]	[***]	[***]

For purposes of this Section 8.2.1:

(i)    The set of milestone payments in the table above shall be payable by Company to BMS upon the first achievement of each such milestone event for the first such Licensed Compound to achieve the milestone event.

(ii)    For each such Licensed Compound as subsequently achieves the same milestone event as the first Licensed Compound has achieved, the milestone payment shall be (1) [***] of the payments set forth in the above table and (2) subject to the credit as set forth in clause (iii) below.

(iii)    If Development is discontinued for a Licensed Compound or Licensed Product before the Approval is obtained in [***] for that Licensed Compound or Licensed Product, the milestone payments achieved for the next most advanced subsequent Licensed Compound or Licensed Product in Development, will be waived for any previously paid milestone payments for that discontinued Licensed Compound or Licensed Product.

(iv)    For purposes of this Section, (i) “Indication” shall mean any separately defined, well-categorized class of human disease, syndrome or medical condition for which a separate marketing authorization application is required to be filed with a Regulatory Authority, (ii) new forms, presentations, dosages or formulations Developed for a given Licensed Compound shall not be deemed to create a new Licensed Compound for milestones purposes and shall be considered the same Licensed Compound, (iii) approval for the treatment and prevention of the same disease, syndrome or medical condition are the same Indication, except where the applicable patient population is materially expanded by virtue of such approval, in which case the approval for such treatment or prevention will be deemed to be a new Indication, and (iv) the approved use in a different line of treatment or a different temporal position for the same disease, syndrome or medical condition (e.g., first line vs. second line therapy for the same disease) are the same Indication.

(v)    Skipped Milestones. If a milestone payment becomes due with respect to a Licensed Product for an Indication before an earlier listed milestone payment became due for such Indication for any reason, then the earlier listed milestones for such Indication shall be payable upon achievement of the later listed milestone. For example, if the payment for [***] milestone event becomes due prior to the payment for [***] milestone event, then upon achievement of [***], both the [***] milestone payment [***] milestone event and the [***] milestone payment for the [***] milestone event would be payable.

8.2.2    Sales-Based Milestones. Each of the following milestone payments shall be paid by Company to BMS within [***] after the first achievement by Company, its Affiliates, and/or Sublicensees of the corresponding total Net Sales amount in a Calendar Year for Licensed Products set forth in the table below:

Calendar Year Worldwide Net Sales	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Total	$215 million

For clarity, the Net Sales of all Licensed Products shall be aggregated to determine the total Net Sales amount in a Calendar Year. Each milestone payment shall be paid only once. Each milestone payment shall not be refundable or returnable in any event, nor shall it be creditable against royalties or other payments.

8.3    Change of Control of Company and Sublicense Revenue Sharing.

8.3.1    Change of Control of Company.

(a)    If Company undergoes a Change of Control before initiating a [***] of a Licensed Product, each of the milestone payments payable to BMS pursuant to Section 8.2.1 and Section 8.2.2 shall be multiplied by a factor dependent upon the development stage of the Licensed Product at the time of such Change of Control of Company, as follows:

Development Stage as of the Date of Change of Control	Milestone Multiple
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

(b)    If Company undergoes a Change of Control before initiating [***] of a Licensed Product, the royalty rate payable to BMS pursuant to Section 8.4 shall be increased at each tier by an amount dependent upon the stage of the Licensed Product at the time of such Change of Control of Company, as follows, with a maximum royalty rate of ten percent (10%):

Development Stage as of the Date of Acquisition	Increase in Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

8.3.2    Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth in Sections 8.2 and 8.4, Company shall pay to BMS the following percentage of all Sublicense Revenues Company receives in connection with the grant of any Sublicense of the BMS Patent Rights, the BMS Platform Patent Rights, the Licensed Compounds and/or Licensed Products, depending on the stage of Development of the most advanced Licensed Compound or Licensed Product that is subject to the applicable Sublicense as of the effective date of such Sublicense:

Development Stage as of the Date of Sublicense	% of Sublicense Revenue Payable to BMS
[***]	60%
[***]	[***]
[***]	[***]
[***]	[***]

For clarity (i) the percent stated above shall apply to any particular Sublicense Revenue that is received by Company from a Sublicensee but is not included in the Agreement (e.g., the upfront payment from the Sublicensee or a milestone payment for a milestone event not included in the Agreement), and (ii) if Company pays a milestone payment under Section 8.2 for achieving a milestone event for which Company receives Sublicense Revenue from a Sublicensee for achieving the same milestone, then the amount of Company’s payment to BMS under Section 8.2 shall be deducted from such Sublicensee’s payment for purposes of this Section 8.3.2 and shall not be subject to the percentage share.

8.4    Royalty Payments.

8.4.1    Subject to the terms of this Agreement Company shall pay to BMS tiered royalties based on the total annual worldwide Net Sales in the Territory of each Licensed Product (including all indications and formulations for such Licensed Product) during the applicable Royalty Term for such Licensed Product. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual worldwide Net Sales in the applicable tier in a Calendar Year of the applicable Licensed Product by Company, its Affiliates, and Sublicensees in the Territory, as follows.

Portion of total annual worldwide Net Sales in a Calendar Year for such Licensed Product that falls within the following tiers:	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	10%

[***]

8.4.2    Royalty Term. In consideration of the licenses granted hereunder with respect to the BMS Patent Rights, the BMS Platform Patent Rights and the BMS Know-How, royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country during the period between the first commercial sale of such Licensed Product in such country until the later of (i) twelve (12) years from the First Commercial Sale in such country, or (ii) the expiration of the last to expire BMS Patent Right or BMS Platform Patent Right (with respect to a BMS Platform Patent Right, solely to the extent claiming the composition of matter or use of [***] of the Licensed Compounds specifically), (including any extension therefor under applicable laws, such as patent term extensions, pediatric exclusivity or supplemental protection or their equivalent in any country) with a claim covering the applicable Licensed Compound or Licensed Product, their respective use, importation or manufacture with respect to such country, or (iii) the expiration of any Regulatory/Marketing Exclusivity for such Licensed Product in such country (the “Royalty Term”). The above royalty rates will be reduced during the Royalty Term for a given country where no BMS Patent Right or BMS Platform Patent Right (with respect to a BMS Platform Patent Right, solely to the extent claiming the composition of matter or use of [***] of the Licensed Compounds specifically) claims the Licensed Compound or Licensed Product, their respective use, importation or manufacture in that country. The royalty rate for such country in that event will be [***] of the weighted average royalty rate for all other countries in which the manufacture, use, sale or importation of the Licensed Compound or Licensed Product would otherwise infringe a BMS Patent Right but for the license rights granted hereunder; provided however that the royalty rate paid on Net Sales of a Licensed Product that is subject to clause (iii) shall be at the same rate as the normal (unadjusted) royalty rate described in the table above.

8.4.3    Royalty Conditions. The royalties under Section 8.4.1 shall be subject to the following conditions:

(a)    only one royalty shall be due with respect to the same unit of Licensed Product;

(b)    no royalties shall be due upon the sale or other transfer among any Related Party, but in such cases the royalty shall be due and calculated upon the Related Party’s Net Sales of Licensed Product to the first non-Related Party; and

(c)    no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by any Related Party as part of an expanded access program or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes or for the performance of clinical trials, provided, in each case, that such Related Party does not receive any payment for such Licensed Product exceeding the cost of goods.

8.4.4    Royalty Reduction. In the event Company determines that it will be necessary or useful to obtain additional licenses to patent rights of third parties (“Additional Third Party Licenses”) that cover the applicable Licensed Compound in such Licensed Product as a composition of matter or method of use in order to research, develop, manufacture and/or commercialize the Licensed Compounds or the Licensed Products, Company will be solely responsible for negotiating and obtaining any such Additional Third Party Licenses but will not be obligated to do so. Up to [***] of any royalties (but not upfront payments or milestones) paid under any such Additional Third Party Licenses will be credited towards the royalty payment above but not to more than [***] of the royalty amounts otherwise due and payable to BMS in relation to the Licensed Compound or Licensed Product for which the Additional Third Party Licenses were obtained by Company. For clarity, this credit will not apply with respect to third party patent rights covering the formulation or method of manufacture of a Licensed Compound or Licensed Product or the other active ingredient of a Combination Product. Notwithstanding the foregoing, if the royalty rates have been reduced in a given country due to a BMS Patent Right no longer covering the Licensed Product, then no additional offset for Additional Third Party License payments will be allowed for such country. Notwithstanding the royalty reductions based on lack of a BMS Patent Right covering a Licensed Product, and/or third party license payments, under no circumstances will the royalty payments due to BMS for any Licensed Product in any given period be less than [***] of the rate/payment otherwise applicable. For clarity, Company may not carry over and apply any such royalty reductions, which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarter(s).

8.4.5    Forecast. The Company shall provide on or before [***] of each Calendar Year a non-binding good faith forecast of (a) development milestones for the entire current and next Calendar Year and (b) sales and royalties for the entire current and next Calendar Year for such Licensed Product (starting with the Calendar Year during which the First Commercial Sale of a Licensed Product is expected).

8.4.6    Effect of Patent Challenge. In the event Company (or any of its Affiliates or Sublicensees) challenges or knowingly assists (other than in response to a subpoena or court order), including without limitation by providing information, documents, advice, and/or funding, a challenge to the validity, scope, patentability or enforceability of any of the BMS Patent Rights or BMS Platform Patent Rights, and such challenge is unsuccessful either because (i) Company (or any of its Affiliates or Sublicensees) files a suit or initiates another legal proceeding to challenging the validity or enforceability of any such BMS Patent Right or BMS Platform Patent Right and then withdraws or terminates the suit or proceeding, (ii) any challenged claim that would be infringed but for the license has been upheld, even in amended form, as determined by a court of competent jurisdiction or other legal tribunal, or (iii) Company (or any of its Affiliates or Sublicensees), in connection with such challenge, fails to produce reasonably credible evidence demonstrating the invalidity or unenforceability of all applicable patent claims in the BMS Patent Rights or BMS Platform Patent Rights in such country; then the royalty rates set forth in Section 8.4.1 above shall be increased by [***] of the percentages set forth above (e.g., [***] is increased to [***]), retroactively effective to the date that such suit or other legal proceeding was filed or otherwise formally initiated; provided that no such increase shall take effect if the foregoing prohibited activity was conducted by a Sublicensee and the Company terminates the applicable Sublicense Agreement in accordance with Section 13.2.4(b) or otherwise.

8.5    Manner of Payment. All payments to be made by Company under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated by BMS. Late payments shall bear interest at the rate provided in Section 8.10.

8.6    Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Company shall furnish to BMS a written report, within [***] after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof). Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter. With each quarterly payment, Company shall deliver to BMS a full and accurate accounting to include at least the following information:

8.6.1    the total gross sales for each Licensed Product (by country) by Company and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.2    the total Net Sales for each Licensed Product (by country) by Company and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.3    the calculation of royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

8.6.4    the deductions by category of permitted deductions set forth in the Net Sales definition, solely to the extent that any such deductions are not consistent with GAAP as applied by the party recording any such Net Sales;

8.6.5    withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

8.6.6    the exchange rates used in determining the amount of Dollars payable hereunder.

If no royalty or payment is due for any royalty period hereunder, Company shall so report.

8.7    Sales Record Audit.

8.7.1    Company shall keep, and shall cause each of its applicable Related Parties, if any, to keep, complete, true and accurate books of accounts and records in accordance with GAAP, including gross sales in accordance with GAAP and any deductions thereto in accordance with this Agreement’s Net Sales definition in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.

8.7.2    Such books of accounting of Company and its Affiliates shall be kept at their principal place of business and, with all necessary supporting data and records, shall during all reasonable times for the [***] next following the end of the Calendar Year to which each shall pertain, be open for inspection not more than once per Calendar Year at reasonable times by an independent certified public accountant selected by BMS and as to which Company has no reasonable objection, at BMS’ expense, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [***].

8.7.3    Company shall include in its Sublicense Agreements with any Sublicensees, a right for Company to have such an accountant inspect, not more than once during any Calendar Year, the books of accounting and such supporting data and records of such Sublicensees for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding [***].

8.7.4    Results of any inspection under Section 8.7.2 or 8.7.3 shall be made available to both Company and BMS. The independent, certified public accountant shall disclose to BMS only the amounts that the independent auditor believes to be due and payable hereunder to BMS, details concerning any discrepancy from the amount paid (including the reasons therefor) and the amount due, and shall disclose no other information revealed in such audit.

8.7.5    Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to BMS such compliance or noncompliance by Company, and any applicable Related Parties (who must agree in the Sublicense Agreement that such audit report may be disclosed to BMS). The results of each inspection, if any, shall be binding on both Parties. BMS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any Calendar Year shown by such inspection of more than [***] of the amount paid, Company shall pay for such inspection. Any underpayments shall be paid by Company within [***] after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

8.8    Currency Exchange. The Company’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars, provided such methodology is used by the Company in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by the Company’s independent certified public accountants in connection with the audit of the consolidated financial statements of Company, and is used for the Company’s external reporting of foreign currency operating results.

8.9    Taxes.

8.9.1    Each Party will pay any and all taxes levied on account of all payments it receives under this agreement.

8.9.2    If laws or regulations require that taxes be withheld with respect to any royalty payments by Company to BMS under this Agreement, Company will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to BMS on a reasonable and timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. BMS will pay any and all taxes levied on account of all payments it receives under this Agreement; provided, that notwithstanding the foregoing, in the event that payments are made by Company other than from the mainland U.S. (e.g., as a result of an assignment under Section 15.4.2), then Company shall, in addition to complying with the foregoing, pay an amount to BMS such that when any taxes that are required to be withheld have been deducted, BMS receives that amount it would have received had the payment been made from the mainland U.S.

8.9.3    The Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.10    Interest Due. Without limiting any other rights or remedies available to BMS, Company shall pay BMS interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] above the prime rate (as published by the Wall Street Journal on the first day of the Calendar Quarter in which such payments are overdue) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;

LIMITATION OF LIABILITY

9.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement has been duly executed and delivered on behalf of such Party, and is legally binding and enforceable on each Party in accordance with its terms, (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party, (v) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party, (vi) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (vii) neither such Party, nor any of its employees, officers, subcontractors, or consultants who have rendered services relating to the Licensed Compounds: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. Section 335a or (b) has ever been under indictment for a crime for which a person or entity could be so debarred.

9.2    Representations, Warranties, and Covenants of BMS.

9.2.1    BMS represents and warrants to Company that, as of the Effective Date: (a) there is no pending litigation, or litigation that has been threatened in writing, which alleges, or any written communication alleging, that BMS’ activities with respect to the research, Development or manufacture of the Licensed Compounds prior to the Effective Date have infringed or misappropriated, or would infringe or misappropriate, any of the Patent Rights or other intellectual property rights of any Third Party, (b) no Third Party has challenged in writing the ownership, scope, duration, validity, enforceability, priority or right to use any BMS Patent Rights or BMS Platform Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court), (c) all fees required to be paid by BMS in any jurisdiction in order to maintain the Patent Rights licensed to Company hereunder have, to BMS’ Knowledge, been timely paid as of the Effective Date and, to BMS’ Knowledge, the claims included in any issued patents included in such Patent Rights are in full force and effect as of the Effective Date, (d) BMS has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in the BMS Patent Rights, BMS Platform Patent Rights or the BMS Know-How, in any way that would conflict with or materially limit the scope of any of the rights or licenses granted to Company hereunder, (e) BMS’ right, title and interest to all the BMS Patent Rights and BMS Platform Patent Rights are free of any lien or security interest, (f) except as set forth in Appendix 1 and the BMS Platform Patent Rights, BMS and its Affiliates do not own or Control any other Patent Rights that are necessary or, to BMS’s reasonable belief as of the Effective Date, reasonably useful (in each case without taking into account the safe harbor under 35 USC § 271(e)(1) or any foreign equivalents) to carry out the Development of Licensed Compounds and/or Licensed Products as contemplated by the Development Plan attached as Appendix 2 hereto or Commercialization thereof, (g) subject to Section 3.1.2, to BMS’ Knowledge, the documents, data and information that are included in the BMS Know-How transferred to Company pursuant to Section 3.1 constitute all of the Know-How owned or Controlled by BMS that is reasonably necessary or useful for the Development or manufacture of the Licensed Compounds in accordance with the terms of this Agreement; and (h)the BMS Patent Rights constitute all Patent Rights Controlled by BMS or any of its Affiliates that claim as a composition of matter any Licensed Compound (other than (1) the composition of matter or use of [***] of the Licensed Compounds specifically, or (2) the composition of matter of any intermediate or starting material, or any process, reasonably necessary in or reasonably useful for the manufacture of any Licensed Compound as manufactured by or on behalf of BMS or any of its Affiliates as of the Effective Date).

9.2.2    BMS and [***]. BMS shall use Commercially Reasonable Efforts to obtain consent from [***] to (a) transfer to Company the [***] expressing the Licensed Compound to Company and (b) sublicense to Company BMS’s right to use the [***] expressing the Licensed Compound. For clarity, Commercially Reasonable Efforts shall not require BMS to pay any consideration for such consent. Upon receipt of such consent, and satisfaction of any conditions of such consent, the [***] expressing the Licensed Compound shall be considered Transferred Materials to be transferred to Company pursuant to Appendix 4 and such right to use the [***] expressing the Licensed Compound shall be deemed a BMS Platform Patent Right for purposes of this Agreement.

9.2.3    As of the Effective Date, BMS is not internally developing, and has no active discovery program with respect to, any molecules that are designed to [***] the Target as a primary mechanism of action.

9.3    Representations, Warranties and Covenants of Company. Company represents, warrants and covenants that (a) it shall not engage in any activities that use the BMS Patent Rights, BMS Platform Patent Rights and/or BMS Know-How in a manner that is outside the scope of the license rights granted to it hereunder, (b) all of its activities related to its use of the BMS Patent Rights, BMS Platform Patent Rights, and BMS Know-How, and the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products, or Licensed Products, pursuant to this Agreement shall comply with all applicable Law, (c) prior to issuance of Series A Preferred Stock to BMS in accordance with Section 8.1.2, the Company shall execute and deliver to BMS updated versions of the Investors’ Rights Agreement and Voting Agreement, each in the form attached hereto as Appendix 8, and in connection with the issuance of the Series A Preferred Stock to BMS, counsel for the Company shall issue to BMS a legal opinion in substantially the form issued to purchasers party to the Series A Purchase Agreement, and (d) a true and complete copy of the capitalization table of the Company as of the Effective Date has been made available to BMS.

9.4    DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED COMPOUNDS, LICENSED PRODUCTS, TRANSFERRED MATERIALS, THE BMS PATENT RIGHTS, BMS PLATFORM PATENT RIGHTS OR BMS KNOW-HOW OR ANY RIGHT OR LICENSE GRANTED BY BMS HEREUNDER, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BMS THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE BMS PATENT RIGHTS OR BMS PLATFORM PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE BMS PATENT RIGHTS, BMS PLATFORM PATENT RIGHTS, BMS KNOW-HOW AND TRANSFERRED MATERIALS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

9.5    Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF, TO A BREACH BY EITHER PARTY OF SECTION 5.6, THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY A PARTY, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12. BMS SHALL NOT BE LIABLE FOR ANY DAMAGES

OF ANY KIND (INCLUDING DIRECT DAMAGES) IN AN AMOUNT GREATER THAN THE AMOUNTS ACTUALLY PAID BY COMPANY TO BMS UNDER SECTIONS 8.1, 8.2 AND 8.4 OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY BMS OF ARTICLE 11 HEREOF, TO A BREACH BY BMS OF SECTION 5.6, THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY BMS, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO BMS’ INDEMNITY OBLIGATIONS UNDER ARTICLE 12. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING LIMITATION SHALL NOT APPLY TO OR LIMIT ANY INFRINGEMENT CLAIM BROUGHT BY A PARTY UNDER THE PATENT LAWS OF ANY COUNTRY AND ANY DAMAGES IN THE NATURE OF LOST ROYALTIES TO BMS SHALL BE CONSIDERED DIRECT DAMAGES.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; PATENT EXTENSIONS

10.1    Inventions. Inventorship of inventions conceived or reduced to practice in the course of research and other Development activities under this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented in the course of such Development activities by one or more employees or consultants or contractors of both Parties, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such patent or patent application shall be jointly owned (“Joint Patent Rights”). In the event of Joint Patent Rights, the Parties shall agree on related issues, such as filing strategies, responsibilities, cost sharing and rights of use to such Joint Patent Rights. For clarity, nothing in this Agreement shall be interpreted as requiring either Party to file a patent application claiming a Joint Invention. If such an invention is solely invented by one or more employees or consultants or contractors of one Party, such invention shall be solely owned by such Party, and any issued patent or pending patent application only claiming such solely owned invention shall also be solely owned by such Party. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 102(c), as amended, to develop the Licensed Compounds and/or Licensed Products. Each Party will have an undivided one half interest in and to the Joint Inventions and Joint Patent Rights (collectively, the “Joint IP”). Each Party will exercise its ownership rights in and to such Joint IP, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint IP. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including activities related to the BMS Patent Rights, BMS Platform Patent Rights, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services. With respect to contractors, Company shall use good faith and reasonable efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to Company inventions (and patent rights covering such inventions) made by such contractor in performing such services for Company.

10.2    Filing, Prosecution and Maintenance of BMS Patent Rights. Company will have lead responsibility, using an outside patent counsel selected by Company (outside patent selection to be subject to BMS’ approval, such approval not to be unreasonably withheld, delayed or conditioned), for the preparation, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the BMS Patent Rights. Company shall be responsible for the costs incurred with respect to the preparation, filing, prosecution and maintenance of the BMS Patent Rights. Company will use diligent efforts no less than it uses for its own patents to prepare, file, prosecute and maintain all BMS Patent Rights, provided, however, that Company does not represent or warrant that any patent will issue or be granted based on BMS Patent Rights. Company shall provide BMS with semi-annual updates of the filing, prosecution and maintenance status for each of the BMS Patent Rights, and shall promptly provide BMS copies of any material official correspondence to or from patent offices. BMS shall have the right to comment on and to discuss such prosecution and maintenance activities with Company, and Company shall consider and incorporate such reasonable BMS comments. The Parties shall reasonably consult with and cooperate with respect to the preparation, filing, prosecution and maintenance of the BMS Patent Rights, including by providing assistance as described in Section 3.2; Company shall reimburse BMS for its reasonable expenses incurred in connection therewith. Company shall not take any action during preparation, filing, prosecution and maintenance of the BMS Patent Rights that would materially adversely affect them (including reduction in claims scope), without BMS’ prior express written consent (which consent not to be unreasonably withheld, delayed or conditioned, and shall be considered to be given if Company notifies BMS of proposed claim amendments or cancellations and BMS fails to object within [***] of such notification). Company may file a notice with governmental patent offices of the exclusive license to the BMS Patent Rights granted to Company hereunder. Post-grant patent office proceedings involving the BMS Patent Rights, including oppositions, cancellations, inter partes review, and the like, shall be conducted by Company at the expense of Company, and Company shall promptly notify BMS of the initiation of such proceeding (or vice versa), and Company shall give BMS the opportunity to participate, at the sole expense of BMS, and BMS shall also participate and appear as required by the applicable rules governing such proceedings. Any settlement or compromise of such post-grant proceeding shall be subject to the approval of BMS, which approval shall not be unreasonably withheld, delayed or conditioned.

10.3    Patent Abandonment.

10.3.1    The Parties will confer and must mutually agree before any of the BMS Patent Rights may be abandoned in any country; provided that BMS shall not unreasonably withhold, delay or condition its consent to a request by Company to abandon a BMS Patent Right if such abandonment will not adversely affect the amount or duration of any royalty payable to BMS hereunder. Company shall provide BMS with notice of (a) the allowance and expected issuance date of any patent within the BMS Patent Rights, and (b) any of the deadline for filing a new patent application (including continuations and divisionals), and BMS shall provide Company with prompt notice as to whether BMS desires Company to file such new patent application.

10.3.2    Subject to Section 10.3.1, in the event that Company decides either (a) not to continue the prosecution or maintenance of a patent application or patent within the BMS Patent Rights in any country, or (b) not to file any new patent application requested to be filed by BMS, Company shall provide BMS with express written notice of this decision at least [***] prior to any pending lapse, abandonment or deadline thereof, as the case may be, or if a decision not to continue prosecution or maintenance is responsive to an official communication from governmental agency that is received by Company less than [***] prior to a deadline for taking action in response thereto, then the deadline for giving such notice to BMS shall be [***] of the time remaining for response after such communication is received by Company. In such event, provided that the Parties have not expressly agreed to abandon a patent or not file a patent application under Section 10.3.1, then Company shall provide BMS with an opportunity to assume responsibility for all external costs reasonably associated with the maintenance of such patent, or filing, further prosecution and/or maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that BMS assumes such responsibility for the costs of such filing, prosecution and maintenance, Company shall transfer the overall responsibility for such filing, prosecution and maintenance of such patent applications and patents to BMS and Company shall no longer have any right or license in and to such patents and patent applications and patents issuing therefrom under this Agreement. In such case, BMS shall have the right to transfer the responsibility for such filing, prosecution and maintenance of patent applications and patents to patent counsel (outside or internal) of its choice. In such case, Company shall provide BMS with an update of the filing, prosecution and maintenance status for each of such patent applications and patents, including copies of any material official correspondence to or from patent offices. Company shall reasonably consult with and cooperate with BMS with respect to the preparation, prosecution and maintenance of such patent applications and patents by BMS.

10.4    Enforcement of BMS Patent Rights against Infringers.

10.4.1    Enforcement by Company. In the event that BMS or Company becomes aware of a suspected infringement of any BMS Patent Right or BMS Platform Patent Right in the Field, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be infringing activity involving the using, making, importing, offering for sale or selling of articles that the Party reasonably believes infringes any of the BMS Patent Rights or BMS Platform Patent Rights conferred under this Agreement, such Party shall notify the other Party promptly, including all information available to such Party with respect to such alleged infringement, and following such notification, the Parties shall confer. Company shall have the first right, but shall not be obligated, to bring an infringement action for suspected infringement of the BMS Patent Right or BMS Platform Patent Rights in the Field at its own expense, in its own name and entirely under its own direction and control, subject to the following: (a) with respect to any BMS Platform Patent Right, such right to bring an infringement action shall be subject to the prior written consent of BMS (which may be withheld in its sole discretion; provided that in such event, BMS will provide a good faith communication to Company of the rationale for such withholding and an opportunity for the Parties to discuss alternative strategies to address such infringement); (b) BMS shall reasonably assist Company (at Company’s expense) in any action or proceeding being prosecuted for suspected infringement in the Field if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by Company or required by Law, (c) BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense, and (d) no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right or BMS Platform Patent Rights in the Field may be entered into by Company without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned, and further, no settlement of any such action or proceeding which pertains to the infringement of the BMS Patent Rights or BMS Platform Patent Rights by virtue of the Development or Commercialization of a Licensed Compound in the Field by a Third Party that is not a Sublicensee may be entered into by Company without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.2    Timing; Enforcement by BMS. Company will have a period of [***] after its receipt or delivery of notice and evidence pursuant to Section 10.4.1 or receipt of written notice from a Third Party that reasonably evidences such infringement of the BMS Patent Rights, to elect to so enforce such BMS Patent Rights in the applicable jurisdiction (or to settle or otherwise secure the abatement of such infringement in accordance with Section 10.4.1), provided however, that such period will be (i) more than [***] to the extent applicable Law prevents earlier enforcement of such BMS Patent Right, and provided further that if such period is extended because applicable Law prevents earlier enforcement, Company shall have until the date that is [***] following the date upon which applicable Law first permits such proceeding, and (ii) less than [***] to the extent that a delay in bringing such proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Company does not so elect (or settle or otherwise secure the abatement of such infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii), or (B) [***] before the expiration of any time period under applicable Law, that would, if a proceeding was not filed within such time period, limit or compromise the remedies available from such proceeding, it will so notify BMS in writing and in the case where BMS then desires to commence a suit or take action to enforce the applicable BMS Patent Right in the applicable jurisdiction, BMS will thereafter have the right to commence such a suit or take such action to enforce the applicable BMS Patent Right, as applicable, at BMS’ expense, provided that BMS shall first consult with Company concerning the reasons Company elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Company shall reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by BMS or required by Law. Company shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a BMS Patent Right may be entered into by BMS without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.3    Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

10.4.4    Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied [***]. If such recovery is insufficient to cover all such [***], it shall be shared [***]. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be [***]; provided, however, that [***].

10.5    Infringement of Third Party Rights.

10.5.1    The Parties will promptly notify each other of any allegation that any activity under this Agreement infringes or may infringe the intellectual property rights of any Third Party.

10.5.2    In any legal allegation related to the infringement of a Third Party intellectual property right, Company will have the first right to control, at its expense, the defense of such allegation. BMS will have the right, at its own expense and with its own choice of counsel, to be represented in the defense of the allegation.

10.5.3    The Parties will reasonably cooperate with each other in all respects with all matters related to the defense of any legal allegation under this section.

10.6    Patent Extensions. BMS and Company shall each reasonably cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to any BMS Patent Rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Company shall have the right, at its discretion, to make the election to seek patent term extension or supplemental protection with respect to the applicable BMS Patent Right(s) for which such extension or supplemental protection should be sought, provided that Company shall use Commercially Reasonable Efforts to make such election so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals, Company shall provide BMS with written notice of any expected Approval at least [***] prior to the expected date of Approval, as well as notice within [***] following receipt of each Approval confirming the date of such Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President and Chief Patent Counsel

Telephone: [***]

Facsimile: [***]

10.7    Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (including any available pediatric extensions) or periods under national implementations of Article 10.1 of Directive 2001/EC/83 (and all international equivalents), Company shall use Commercially Reasonable Efforts consistent with its obligations under applicable Law to seek, maintain and enforce all such data exclusivity periods available for the Licensed Products. With respect to patent listing filings in any FDA Orange Book (and equivalents) for issued patents for a Licensed Product, Company shall, consistent with its obligations under applicable Law, list in a timely manner and maintain all applicable BMS Patent Rights. At least [***] prior to an anticipated deadline for the filing of patent listing information for BMS Patent Rights, Company shall consult with BMS regarding the content of such filing, and shall consider BMS’s comments in good faith, provided that Company shall have the final decision right with respect to such filing, including the Patent Rights to be listed in any FDA Orange Book or equivalent. BMS shall provide, consistent with its obligations under applicable Law, reasonable cooperation to Company in filing and maintaining such Orange Book (and foreign equivalent) listings.

10.8    Notification of Patent Certification. Company shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a BMS Patent Right pursuant to (i) if the Licensed Compound is not a biologic, a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof, and (ii) if the Licensed Compound is a biologic, a bioequivalent or biosimilar application other similar filing or patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to BMS within [***] after Company receives such certification, and shall be sent to the address set forth in Section 10.4. In addition, upon request by BMS, Company shall provide reasonable assistance and cooperation (including making available to BMS documents possessed by Company that are reasonably required by BMS and making available personnel for interviews and testimony), at BMS’ cost, in any actions reasonably undertaken by BMS to contest any such patent certification.

10.9    No Conflict Actions. BMS shall not be required to take any action pursuant to Sections 10.4, 10.7 or 10.8 that BMS reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that BMS is then subject to or otherwise may create legal liability on the part of BMS.

10.10    Assignment of BMS Patent Rights and BMS Platform Patent Rights; BMS Platform Patent Rights. Notwithstanding any provision in this Agreement to the contrary, BMS shall have the right to transfer or assign ownership of any BMS Patent Rights and BMS Platform Patent Rights as long as any such transfer or assignment is made expressly subject to the rights and licenses granted to Company under this Agreement and the transferee or assignee of the transferred or assigned BMS Patent Rights agrees in writing to prosecute and maintain such BMS Patent Rights in accordance with the terms of this Article 10. For the sake of clarity, as between the Parties, BMS will have sole right and authority, but not the obligation, to prepare, prosecute, maintain and enforce all BMS Platform Patent Rights, subject to Section 10.4.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1    Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, a Party receiving Confidential Information of the other Party (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2 or elsewhere under this Agreement).

11.2    Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

11.2.1    is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

11.2.2    was known to the receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; or

11.2.3    is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and is disclosed without any obligation to keep it confidential or any restriction on its use; or

11.2.4    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

11.2.5    has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

11.3    Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

11.3.1    filing or prosecuting Patents Rights as set forth in this Agreement;

11.3.2    Company’s (or its Affiliates’ or Sublicensees’) research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) activities, including Company’s (or its Affiliates’ or Sublicensees’) regulatory filings, with respect to Licensed Compounds and/or Licensed Product, including any Approvals or applications therefor;

11.3.3    prosecuting or defending litigation in relation to the BMS Patent Rights, BMS Platform Patent Rights, BMS Know-How or this Agreement, including responding to a subpoena in a Third Party litigation; provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information;

11.3.4    subject to Section 11.4, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission (including as part of a Company initial public offering) or any national securities exchange) and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the receiving Party shall give the disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the receiving Party shall disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose;

11.3.5    disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, or to existing or potential Sublicensees or collaborators (including existing or potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11; and

11.3.6    made by such Party to existing or potential acquirers or merger candidates; investment bankers; public and private sources of funding; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, provided that such Party has used good faith and reasonable efforts to secure an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement (but of shorter duration if customary).

If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

11.4    Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 11.4 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Laws (except as provided in Section 11.5 below) when advised by outside counsel that terms of the Agreement are required to be disclosed to comply with Laws.

11.5    Securities Filings. Notwithstanding anything to the contrary in this Agreement, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, any other applicable securities Law or the rules of any national securities exchange, the Party shall notify the other Party of such intention and shall use reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than [***] prior to (but in no event later than [***] prior to) such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.6    Publication by Company. Company or its Affiliates or Sublicensees may publish or present data and/or results relating to a Licensed Compound or Licensed Product developed in the Field in scientific journals and/or at scientific conferences, provided that Company or its Affiliate or Sublicensee shall notify BMS at least [***] in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses Confidential Information of BMS or discloses a patentable invention in which BMS may have an ownership interest (such as a Joint Invention) by delivering a copy thereof to BMS. BMS shall have [***] from its receipt of any such abstract, manuscript or presentation in which to notify Company in writing of any specific, reasonable objections to the disclosure, based on concern regarding the specific disclosure of Confidential Information of BMS, and Company will delete any BMS Confidential Information if requested by BMS, and consider any other such objections in good faith, including whether it is necessary or advisable to delete any other information from such proposed publication. Once any such abstract or manuscript is accepted for publication, Company shall provide BMS with a copy of the final version of the manuscript or abstract. The contents of any publication or presentation that has been reviewed and approved by BMS may be re-released by Company without a requirement for reapproval; provided, however, that such re-release does not substantially change or expand the previously issued content. BMS shall not submit any publication or presentation relating to the Licensed Compounds or Licensed Products without Company’s prior written consent.

ARTICLE 12

INDEMNITY

12.1    Company Indemnity. Company shall indemnify, defend and hold harmless BMS and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind brought by any Third Party (collectively “Losses and Claims”) and arising out of or relating to (a) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or any Licensed Product by or for Company or any of its Affiliates, Distributors, Sublicensees, agents and contractors, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights (except to the extent such infringement or misappropriation results from a breach of Section 9.2.1), or the failure to comply with applicable Law related to the matters referred to in this subsection (a) with respect to any Licensed Compound or any Licensed Product, (b) the prosecution, maintenance, enforcement and defense of the BMS Patent Rights by Company, its Affiliates, Sublicensees, representatives and agents; and/or (c) the gross negligence, recklessness or willful misconduct of Company or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Company’s performance of its obligations or exercise of its rights under this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any material breach by BMS of Article 11, or BMS having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent BMS has an indemnification obligation to Company pursuant to Section 12.2.

12.2    BMS Indemnity. BMS shall indemnify, defend and hold harmless Company and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses payable to a Third Party based on Claims brought by a Third Party arising out of or relating to (a) a material breach by BMS of Article 11 or the representations, warranties and covenants of BMS set forth in Section 4.1 and/or Article 9, (b) the gross negligence, recklessness or willful misconduct of BMS or its Affiliates or its or their respective directors, officers, employees and agents, in connection with BMS’s performance of its obligations or exercise of its rights under this Agreement, and/or (c) any Development, use, manufacture, or Commercialization of BMS Reversion Products by BMS following the reversion thereof to BMS pursuant to Section 13.4 in the Territory, including any product liability claims in the Territory or any personal injury, property damage or other damage in the Territory arising therefrom; except in any such case for Losses and Claims to the extent reasonably attributable to any material breach by Company of Article 11 of this Agreement, failure of Company to comply with Laws with respect to its Development or Commercialization of the Licensed Compounds or Licensed Products, or Company having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent Company has an indemnification obligation to BMS pursuant to Section 12.1.

12.3    Indemnification Procedure. A claim to which indemnification applies under Section 12.1 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the Party subject to the indemnification obligation (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the BMS Patents Rights or BMS Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned if the settlement or compromise would impose no financial or other obligations or burdens on the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4    Insurance. Company shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of this Agreement, and until the later of (i) [***] after termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., insurance relating to the Licensed Product from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance customarily maintained by Company with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory; provided that if Company does not market, distribute and sell any such similar pharmaceutical products, such insurance shall be comparable in type and amount to the insurance customarily maintained by a company within the biopharmaceutical industry. Within [***] following the Effective Date, and within [***] following any material change or cancellation in coverage, Company shall furnish to BMS a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that Company’s replacement coverage meets the requirements in the first sentence of this Section 12.4. The foregoing insurance requirement shall not be construed to create a limit on the Company’s liability hereunder. For any Sublicensee that self-insures, or after a Change of Control of Company, if the Company acquirer self-insures, such self-insurance will be deemed to satisfy this Section 12.4, subject to BMS’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

ARTICLE 13

TERM AND TERMINATION

13.1    Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to a given Licensed Product in the applicable country.

13.2    Termination by BMS. BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows:

13.2.1    Insolvency. To the extent permitted under applicable Laws, BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion, upon delivery of written notice to Company upon the filing by Company in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Company or its assets, upon the proposal by Company of a written agreement of composition or extension of its debts, or if Company is served by a Third Party (and not by BMS) with an involuntary petition against it in any insolvency proceeding, upon the [***] after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Company of an assignment for the benefit of its creditors.

13.2.2    Breach. BMS shall have the right to terminate this Agreement in its entirety, at BMS’ sole discretion, (x) as provided in Section 5.6 or (y) upon delivery of written notice to Company in the event of any material breach by Company of this Agreement (except that this Section 13.2.2 shall not apply to any breach of Sections 5.1 or 6.1, which are covered under Section 13.2.3), provided that such breach has not been cured within [***] after written notice is given by BMS to Company; provided, however, that if such breach relates to the failure to make a payment when due, such breach must be cured within [***] after written notice thereof is given by BMS (except that in the case of a bona fide dispute over whether or to what extent a payment by Company to BMS is due, this Section 13.2.2 shall not be triggered provided that Company shall pay the amount in dispute into escrow until such dispute is resolved). Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Company has cured any such breach or default prior to the expiration of such cure period.

13.2.3    Termination for Failure to Develop or Commercialize. BMS shall have the right to terminate this Agreement in its entirety in the event that Company fails to fulfill its obligations to Develop Licensed Compounds and/or Licensed Products in accordance with Section 5.1, or to Commercialize Licensed Products in accordance with Section 6.1, provided that (a) Company has not cured such breach within [***] following written notice by BMS which notice shall be labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and in the case of an alleged breach of Section 6.1, the Major Market Country(ies) in which such breach has occurred; provided further that if such breach is capable of being cured, but cannot be cured within such [***], and Company initiates actions to cure such breach within such period and thereafter diligently pursues such actions, Company shall have an additional [***] to cure such breach (or such longer period of time as may be agreed by the Parties). Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Company has cured any such breach or default prior to the expiration of such cure period.

13.2.4    Termination for Patent Challenge.

(a)    BMS shall have the right to terminate this Agreement in its entirety in the event Company (or any of its Affiliates) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights or BMS Platform Patent Rights. BMS’s right to terminate this Agreement under this Section 13.2.4 may be exercised at any time after Company (or any of its Affiliates) may have challenged or knowingly supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the BMS Patent Rights or BMS Platform Patent Rights. For the avoidance of doubt, an action by Company or any Affiliate in accordance with Article 10 to amend claims within a pending patent application within the BMS Patent Rights during the course of Company’s prosecution and maintenance of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of BMS or to abandon a patent application of BMS during the course of Company’s prosecution and maintenance of such pending patent application, shall not, where undertaken in accordance with Article 9 hereof, constitute a challenge under this Section 13.2.4.

(b)    If a Sublicensee of Company challenges the validity, scope or enforceability of or otherwise opposes any of the BMS Patent Rights or BMS Platform Patent Rights under which such Sublicensee is sublicensed, then Company shall, at BMS’ election and upon written notice from BMS, promptly terminate such Sublicense. The Company shall include within each License Agreement with each Sublicensee a right on the part of the Company to terminate such License Agreement in the event such Sublicensee challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including without limitation by providing information, documents, or funding, the validity, scope or enforceability of any of the BMS Patent Rights or BMS Platform Patent Rights after grant of the patent and (ii) the Company shall exercise such right to terminate the License Agreement with a Sublicensee should such Sublicensee challenge or knowingly support a Third Party in challenging (other than in response to a subpoena or court order) in a judicial or administrative proceeding the validity or enforceability of any of the BMS Patent Rights or BMS Platform Patent Rights after grant of the patent. If Company fails to exercise such termination right against such Sublicensee or is unable to do so because it did not include such a provision in its Sublicense, BMS may terminate this Agreement.

13.3    Termination by Company. Company shall have the right to terminate this Agreement, at Company’s sole discretion, as follows.

13.3.1    Upon [***] prior written notice in the case where Approval has not been obtained for a Licensed Product or upon [***] prior written notice in the case where Approval has been obtained for a Licensed Product, such termination to be effective at the end of such notice period, Company may terminate this Agreement for any reason.

13.3.2    Company may terminate this Agreement in the event of a material breach by BMS, provided that such breach has not been cured within [***] following written notice by Company. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless BMS has cured any such breach or default prior to the expiration of such cure period.

13.4    Effect of Termination. Upon termination of this Agreement in its entirety by BMS under Section 13.2 or by Company under Section 13.3.1:

13.4.1    All rights and licenses granted to Company in Article 2 shall terminate, all rights of Company under the BMS Patent Rights, BMS Platform Patent Rights and BMS Know-How shall revert to BMS, and Company and its Affiliates shall cease all use of the BMS Patent Rights, BMS Platform Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials, subject, in the case of termination pursuant to Section 13.3.1, to BMS’ reimbursement of Company’s actual costs incurred in transferring the Transferred Materials to BMS. Following the effective date of such termination, all Licensed Compounds and/or Licensed Products (save for any Combination Products) shall thereafter be deemed “BMS Reversion Products”. For clarity, with respect to any Combination Product, neither BMS nor any Third Party that controls an active ingredient (other than the Licensed Compound) that is contained in any Combination Product shall be deemed to have been granted a license hereunder to Develop or Commercialize any such Combination Product.

13.4.2    With respect to all regulatory filings (including all INDs and NDAs) and Approvals and all other regulatory documents necessary to further Develop and Commercialize the BMS Reversion Products, as they exist as of the date of such termination (and all of Company’s right, title and interest therein and thereto), BMS shall determine in its sole discretion which of these shall be (i) assigned to BMS, and Company shall provide to BMS one (1) copy of the applicable documents and filings, all documents and filings in Company’s possession or Control that are contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the BMS Reversion Products as well as any final documentation to inactivate any open INDs as BMS may elect to inactivate, subject, in the case of termination pursuant to Section 13.3.1, to BMS’ reimbursement of Company’s actual costs incurred in transferring such items to BMS, and preparing such items in connection with such transfer, or (ii) withdrawn or inactivated at Company’s expense. For clarity, BMS shall have the right to use the foregoing material information, materials and data developed by Company solely in connection with BMS’ development, manufacture and commercialization of BMS Reversion Products. BMS shall have the right to obtain specific performance of Company’s obligations referenced in this Section 13.4.2 and/or in the event of failure to obtain assignment, Company hereby consents and grants to BMS the right to access and reference (without any further action required on the part of Company, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose in the Territory. Without limiting the foregoing in this paragraph, to the extent applicable, Company’s obligations under Section 10.7 shall continue with respect to all countries in the Territory for which there is a failure to obtain assignment of all regulatory filings and Approvals.

13.4.3    All amounts due or payable to BMS that were accrued prior to the effective date of termination shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination; provided, that the foregoing shall not be deemed to limit Company’s indemnification obligations under this Agreement for acts or omissions incurring prior to the termination date that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the termination date.

13.4.4    BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.4.5    Should Company have any inventory of any Licensed Compound included in the BMS Reversion Products suitable for use in clinical trials, Company shall offer to sell such Licensed Compound to BMS at the fully burdened manufacturing cost of such Licensed Compound (but BMS shall be under no obligation to purchase same unless it agrees to do so in writing at such time).

13.4.6    Should Company have any inventory of any Licensed Product included in the BMS Reversion Products approved and allocated prior to termination, Company shall have [***] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon) (the “Inventory Disposal Period”), provided however, that (i) such right shall terminate at such time that BMS purchases all remaining stocks of inventory of such BMS Reversion Product as described in this Section 13.4.6, below, and (ii) such Licensed Product shall not be sold at a discount to a purchaser that is greater than the average discount provided to such purchaser for the Licensed Product in the applicable country during the [***] period preceding such termination and, in addition, such sales shall not result in the applicable wholesaler inventory levels for such Licensed Product exceeding the average levels for the [***] period preceding such termination. Notwithstanding the foregoing, if BMS takes over responsibility for sale of the BMS Reversion Products in any country in the Territory prior to the end of the Inventory Disposal Period, BMS shall be required to purchase all remaining stocks of saleable inventory that meets BMS specifications and return policies of such BMS Reversion Product at Company’s cost of goods sold for such BMS Reversion Product, as accounted for in the Company’s audited financial statements.

13.4.7    Company shall provide to BMS the tangible embodiments of all Know-How Controlled by Company and its Affiliates to the extent necessary for the Development and Commercialization of the BMS Reversion Products in existence as of the date of such termination, subject, in the case of termination pursuant to Section 13.3.1, to BMS’ reimbursement of Company’s actual costs and expense incurred in transferring such items, and preparing and making such items in connection with such transfer (without duplicating any amounts reimbursed pursuant to Sections 13.4.2 and 13.4.10), including Company’s manufacturing processes, techniques and trade secrets for making such BMS

Reversion Products and all Know-How specifically relating to any composition, formulation, method of use or manufacture of such BMS Reversion Products, and BMS shall automatically have a perpetual, worldwide, transferable, sublicensable right and license under such Know-How solely for (a) researching, Developing, using, importing, selling and offering for sale BMS Reversion Products in the Territory, which license shall be exclusive for purposes of this subpart (a), and (b) making and having made BMS Reversion Products anywhere in the Territory for use, importation, sale and offer for sale in the Territory, which license shall be non-exclusive for purposes of this subpart (b); provided that Company shall assign (or, if applicable, cause its Affiliate to assign) to BMS all of Company’s (and such Affiliate’s) entire right, title and interest in and to all data generated by Company (or its Affiliate) under this Agreement solely to the extent necessary for the development and/or commercialization of the relevant BMS Reversion Products. Company shall reasonably cooperate with BMS to assist BMS with understanding and using the Know-How provided to BMS under this Section 13.4.7. Such cooperation shall include providing BMS with reasonable access by teleconference or in-person at Company’s facilities (subject to Company’s customary rules and restrictions with respect to site visits by non-Company personnel and subject, in the case of termination pursuant to Section 13.2.1, to BMS’ reimbursement of Company’s actual out-of-pocket costs and expense incurred in connection with such cooperation).

13.4.8    To the extent that Company owns any trademark(s) and/or domain names that pertain specifically to an BMS Reversion Product that BMS believes would be necessary for the Commercialization of a BMS Reversion Product (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Company), Company shall assign (or, if applicable, cause its Affiliate to assign) to BMS all of Company’s (and such Affiliate’s) right, title, good will, and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name in each terminated country.

13.4.9    Company shall grant and hereby grants to BMS an exclusive, royalty-bearing (solely to the extent set forth in Section 13.4.11), non-transferable (except as provided in Section 15.4) license, with the right to grant sublicenses, under (a) any Patent Rights Controlled by Company or its Affiliates as at the effective date of termination and (b) all Patent Rights Controlled by Company or its Affiliates after the date of such termination claiming any invention conceived or reduced to practice or applied by or on behalf of Company in furtherance of the Development of Commercialization of a Licensed Compound or Licensed Product during the term of this Agreement, in each case of (a) and (b) to the extent covering the composition of matter, use, or manufacture of BMS Reversion Products (solely to the extent actually practiced in connection with the BMS Reversion Products as of such termination effective date) and that, in each case of (a) and (b), are necessary to develop, manufacture or commercialize BMS Reversion Products.

13.4.10    Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.4.11    BMS shall pay Company a royalty equal to [***] of net sales of such BMS Reversion Product in the applicable terminated country by BMS or BMS’

Affiliates, licensees or sublicensees, provided that such termination occurs any time after a Phase 2 Trial has been initiated for such BMS Reversion Product. For purposes of this Section 13.14.11, “net sales” shall be calculated in the same manner Net Sales are defined for sales made by Company, substituting “BMS, its Affiliates and (sub)licensees” for each reference to a Related Party in such Section.

13.4.12    Any costs and expenses incurred by Company in connection with the assignments and transfers made by Company under this Section 13.4 shall be borne by Company unless BMS terminates this Agreement under Section 13.2.1, in which case such costs and expenses shall be reimbursed by BMS.

13.4.13    It is understood and agreed that BMS shall be entitled to seek specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

13.4.14    If Company has the capability in place as of the date of such termination to commercially manufacture and supply to BMS all or part of BMS’ requirements of the applicable BMS Reversion Products for use and sale in the Territory, if BMS so elects in its sole discretion, Company shall supply to BMS for a period not to exceed [***] (with the period of time being within the sole discretion of BMS) as much of BMS’ requirements of such BMS Reversion Products as possible for use and sale in the Territory, at a price equal to [***] of Company’s documented fully-burdened manufacturing cost (determined in accordance with GAAP) for such BMS Reversion Products, under terms and conditions as may be mutually agreed between the Parties. In the event that Company has, prior to the date of such termination, engaged a Third Party to manufacture and supply any BMS Reversion Products, Company shall use reasonable efforts, at BMS’ sole cost and expense, to assist in the transfer of such supply arrangements to BMS. In the event that BMS terminates this Agreement under Section 13.2, Company shall supply BMS’ requirements of all such BMS Reversion Products in quantities manufactured for and supplied to Company by such Third Party for a period not to exceed [***] (with the period of time being within the sole discretion of BMS) as much of BMS’ requirements of such BMS Reversion Products as possible (not to exceed amounts needed by Company for Development and/or Commercialization by Company); provided however, if there are restrictions in the agreement between Company and such Third Party governing the manufacture and supply of such BMS Reversion Products that would preclude the period from being up to [***], then such period shall be up to as long a time as permitted under such agreement. Where Company has engaged a Third Party to manufacture and supply any BMS Reversion Products to Company and BMS elects to have Company supply any portion of BMS’ requirements of such BMS Reversion Products, then Company shall supply such BMS Reversion Products at a price equal to [***] of the cost paid by Company to such Third Party plus Company’s shipping, handling, including other reasonable costs associated with providing such BMS Reversion Products to BMS.

13.4.15    Nothing in this Section 13.4 shall be deemed to limit any remedy to which either Party may be entitled by applicable Law.

13.5    Effect of Termination by Company for Breach by BMS. Upon termination of this Agreement by Company pursuant to Section 13.3.2:

13.5.1    All rights and licenses granted to Company in Article 2 shall terminate, all rights of Company under the BMS Patent Rights, BMS Platform Patent Rights and BMS Know-How shall revert to BMS, and Company and its Affiliates shall cease all use of the BMS Patent Rights, BMS Platform Patent Rights, the BMS Know-How and the Transferred Materials, and shall return to BMS all unused portions of the Transferred Materials.

13.5.2    All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

13.5.3    BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.5.4    Should Company have any inventory of any Licensed Product approved and allocated prior to termination for sale in a terminated country, Company shall have [***] thereafter in which to dispose of such inventory (subject to the payment to BMS of any royalties due hereunder thereon).

13.5.5    Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

13.5.6    Nothing in this Section 13.5 shall be deemed to limit any remedy to which Company may be entitled by applicable Law.

13.6    Effect of Expiration of this Agreement. Upon expiration of this Agreement:

13.6.1    All amounts due or payable to BMS that were accrued, or that arise out of acts or events occurring, prior to the effective date of expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of expiration.

13.6.2    BMS shall have the right to retain all amounts previously paid to BMS by Company.

13.6.3    Neither Party shall be relieved of any obligation that accrued prior to the effective date of expiration.

13.6.4    The license with respect to BMS Patent Rights, BMS Platform Patent Rights and BMS Know-How granted under Section 2.1 shall remain in effect and shall be perpetual, irrevocable, royalty-free and fully paid-up.

13.7    Scope of Termination. Termination of this Agreement shall be as to all countries in the Territory and all Licensed Compounds and all Licensed Products.

13.8    Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination: Article 1 (as applicable), Section 2.2.1(g), Section 2.4, Section 4.1(except for the first sentence), Sections 8.6 through 8.10 (for three (3) years after the end of the Calendar Year in which this Agreement was terminated), Section 9.4, Section 9.5, Section 10.1, Section 10.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.9, Article 11, Article 12, whichever one of Sections 13.4, 13.5 or 13.6 applies, this Section 13.8, Section 13.10, Article 14 and Article 15.

13.9    Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

13.10    No Limitation of Remedies. Except as herein expressly provided, notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 14, to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available under applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final determination under Article 14 of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

ARTICLE 14

DISPUTE RESOLUTION

14.1    Resolution by Senior Executives. Except as provided in Sections 8.7 and 14.3, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, including any disagreement as to whether there has been a material breach of this Agreement pursuant to Sections 13.2.2, 13.2.3, or 13.3.2, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***], either Party may, by written notice to the other Party, refer the dispute to (i) the Chief Executive Officer of Company and (ii) if a scientific matter, [***] or, if a commercial matter, [***] for attempted resolution by good faith negotiation within [***] after such notice is received; provided, however, such executive officers of Company and BMS may each designate a senior manager to whom such dispute is delegated instead for such attempted resolution.

14.2    Remedies. Except as provided in Sections 8.7 and 14.3, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, each Party shall be free to pursue any or all available remedies at law or in equity, consistent with Section 15.8.

14.3    Injunctive Relief. Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the dispute, including any breach or threatened breach of Article 11.

14.4    Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this ARTICLE 14 and Section 15.8 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period, including under Section 13.2.2, 13.2.3, 13.2.4 or 13.3.2, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such dispute will not be effective, (c) the time periods for any applicable cure period as to any termination notice given prior to the initiation of any action, suit or proceeding will be tolled, (d) any time periods to exercise rights or perform obligations will be tolled; and (e) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the action, suit or proceeding, in each case ((a) – (e)), until the relevant court has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided that if such breach can be cured by (i) the payment of money, then the defaulting Party will have an additional [***] after its receipt of the court’s decision to pay such amount, or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such court’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by such court’s decision to exercise any rights or perform any obligations affected by the running of such time periods. For clarity, the periods described in clauses ((a)-(e)) above shall not be further tolled in the event of a dispute as to whether a cure that has been completed, and the terminating Party shall have the right to terminate in accordance with the terms of this Agreement.

ARTICLE 15

MISCELLANEOUS

15.1    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement with respect to such provision may be realized.

15.2    Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail, return receipt requested and addressed as set forth below unless changed by notice so given:

If to Company:

AdMIRx Inc.

LabCentral, 700 Main Street, North

Cambridge, MA 02139

Attention: Chief Executive Officer

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Kingsley L. Taft, Esq.

If to BMS:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President, Business Development

With a copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President & Assistant General Counsel, Business Development and Licensing

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention: Vice President, Research Collaborations

Any such notice shall be deemed delivered on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3    Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4    Assignment.

15.4.1    BMS may, without Company’s consent, (x) assign, delegate or transfer some or all of its rights and obligations hereunder to any Affiliate of BMS, and (y) assign or transfer all of this Agreement, in connection with any transfer or assignment of all of the BMS Patent Rights, BMS Platform Patent Rights and BMS Know-How, to any Third Party (including a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of BMS to which this Agreement relates).

15.4.2    Company may assign or transfer all of its rights and obligations hereunder without BMS’s consent to an Affiliate of Company or a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Company to which this Agreement or other Change of Control (and so long as such assignment or transfer includes, without limitation, all Approvals, assignment or license or access to all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, however, that such Affiliate or successor in interest shall have agreed prior to or as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to BMS.

15.4.3    Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on, the Parties’ permitted successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.4.4    In the event that BMS assigns, delegates or otherwise transfers this Agreement, in whole or in part, to an Affiliate of BMS, BMS hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to Company. In the event that Company assigns or otherwise transfers or assigns this Agreement to an Affiliate of Company, Company hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to BMS.

15.4.5    Notwithstanding anything to the contrary in this Agreement, in the event of any such transfer or assignment to a Third Party (including a successor in interest by reason of merger, consolidation or sale of assets or other Change of Control permitted), the intellectual property rights of the acquiring party (if other than one of the Parties) or the acquired Party (if acquired by a Party or its Affiliates) shall not be included in the technology licensed to the other Party hereunder to the extent (x) held by such Party that is acquired or is acquiring a Third Party prior to such transaction, or (y) such technology is developed thereafter outside the scope of activities conducted with respect to the Licensed Compounds or Licensed Products.

15.5    Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by each of the Parties.

15.7    Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions (other than section 5-1401 of the New York General Obligations Law).

15.8    Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.9    Publicity. Each Party agrees not to issue press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, provided, however, that any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s outside counsel is allowed, and provided, further, that Company may from time to time issue public statements relating to the ongoing Development and/or Commercialization of Licensed Compounds and/or Licensed Products (excluding disclosure of the financial terms of this Agreement) pursuant to this Agreement without the prior written consent of BMS. The Parties agree that any such required disclosure shall not contain confidential business or technical information that is Confidential Information of BMS and, if disclosure of confidential business or technical information is required by Law, the Parties shall use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least [***] prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval. This Section 15.9 is subject to the disclosure processes, exceptions and other terms and conditions in Article 11.

15.10    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BMS and Company as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.11    Headings. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

15.12    Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

15.13    Counterparts; Electronic Delivery. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

15.14    Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent not prohibited under this Agreement; provided, however, that such other Party shall remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

15.15    Exports. Company agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16    Interpretation.

15.16.1    Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3    Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement; and (f) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”.

15.16.4    This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

***

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have cause this Agreement to be executed by their respective duly authorized officers.

ADMIRX INC.

By:	/s/ David Grayzel
(Signature)

Name:	David Grayzel

Title:	Chairman, Board of Directors

Date:	September 13, 2019

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Arthur Bertelson
(Signature)

Name:	Arthur H. Bertelson

Title:	VP, Research Collaborations

Date:	September 14, 2019

Appendix 1

BMS Patent Rights

[Intentionally Omitted]

Appendix 2

Initial Development Plan

[Intentionally Omitted]

Appendix 3

Licensed Compound

[Intentionally Omitted]

Appendix 4

Transferred Materials to be provided by BMS

[Intentionally Omitted]

Appendix 5

Documentation to be provided

[Intentionally Omitted]

Appendix 6

Pro Forma Capitalization Table

[Intentionally Omitted]

Appendix 7

Joinder

[Intentionally Omitted]

Appendix 8

Investors’ Rights Agreement and Voting Agreement

[Intentionally Omitted]

69